Exhibit 4.8

Ref: OFF/LOO/#12-03/ASLAN//CT

14 June 2019	BY COURIER

ASLAN PHARMACEUTICALS PTE.LTD.

83 Clemenceau Avenue

#12-03/04 UE Square

Singapore 239920

Attention :    Mr Carl Aslan Jason Morton Firth

                      Chief Executive Officer

Dear Sirs,

LETTER OF RENEWAL FOR 83 CLEMENCEAU AVENUE #12-03 UE SQUARE SINGAPORE 239920

We are pleased to forward the following for your retention:

•	1 set of engrossed Letter of Renewal dated 28 May 2019 executed by both parties with stamp duty certificate.

Please contact the undersigned at 6818 8033 for any clarifications.

Thank you.

Yours faithfully

UNITED ENGINEERS LIMITED

/s/ Corinne Tan

Ms Corinne Tan

Assistant Manager, Corporate Leasing

Original

Certificate of Stamp Duty

Stamp Certificate Reference	: 213013-01LA3-1-589141319
Stamp Certificate Issued Date	: 04/06/2019

Applicant’s Reference	: CWC.TJY.YUN.KW00800.0273
Document Reference Number	: 2019053001 004 ver. 1.0
Document Description	: Acceptance to Offer of Lease (Ad valorem)
Date of Document	: 28/05/2019

Property	: 83 CLEMENCEAU AVENUE, #12-03, SINGAPORE 239920
83 CLEMENCEAU AVENUE, #12-04, SINGAPORE 239920
Lessor/ Landlord	: UNITED ENGINEERS LIMITED (UEN-LOCALCO -191200018G)

Lessee/ Tenant	: ASLAN PHARMACEUTICALS PTE. LTD. (UEN-LOCALCO - 201007695N)

Stamp Duty	: S$ 4,989.00
Total Amount	: S$ 4,989.00

To confirm if this Stamp Certificate is genuine, you may do an online check at https:llestamping.iras.gov.sg. Under Stamp Duty Resource, select Verify Stamp Certificate Authenticity.

SXXXX416J - 04/06/2019	213013-01LA3-1-589141319
2019053001004
9d439f3ff091f02ffa402f0a 7b293c9c

Ref:  OFF/L00/#12-03/ASLAN/CT

17 April 2019	BY COURIER

ASLAN PHARMACEUTICALS PTE.LTD.

83 Clemenceau Avenue

#12-03/04 UE Square

Singapore 239920

Attention :    Mr Carl Aslan Jason Morton Firth

                      Chief Executive Officer

Dear Sir/Mdm,

UE SQUARE - OFFICE:  LETTER OF RENEWAL FOR 83 CLEMENCEAU AVENUE #12-03/04 SINGAPORE 239920 (THE DEMISED PREMISES)

We refer to the existing tenancy agreement dated 25 July 2016 (referred to as the "existing Tenancy Agreement") in respect of the lease of the Demised Premises. The term under the existing Tenancy Agreement will be expiring on 30 September 2019.

United Engineers Limited (the "Landlord") is pleased to offer to you, M/s Aslan Pharmaceuticals Pte. Ltd. (the "Tenant"), a renewal of lease for the abovementioned premises pursuant to Schedule 16 of the existing Tenancy Agreement for the Demised Premises based on the same terms and conditions as stipulated therein excluding the option to renew clause and provisions on renewal and save for the following which together with your acceptance shall form the "Renewal Tenancy Agreement":-

1.Demised Premises

83 Clemenceau Avenue, #12-03/04

2.Floor Area

4,500 square feet

A copy of the floor plan which shows the Demises Premised edged red is attached hereto as Attachment I (for identification purposes only).

3.Term

The  term  of  the  Tenancy  (the  "Term")  for  the   Demised   Premises   shall   be  for three (3) years commencing on 1 October 2019 (the "Commencement Date") and expiring on 30 September 2022 (the "Expiry Date").

Rent and Service Charge
Rent @ S$6.65 psf per month	S$ 29,925.00	per month
Service Charge @ S$1.05 psf per month	S$ 4,725.00	per month
Total Rent and Service Charge@ S$ 7.70 psf per month	S$ 34,650.00	per month

UE SQUARE: LETTER OF RENEWAL FOR#12-03/04

•	Gross Rent shall be payable monthly in advance, the first of such payment to be made on the date of commencement of the Term of the Tenancy, and thereafter on the first day of each subsequent month.
•

The above Service Charge rate is a current estimation and is subject to change from time to time by serving one (1) month's written notice on the Tenant. The Tenant shall pay the increased Service Charge as from the date specified in the said notice.

4.Goods and Services Tax

All goods and services tax in relation to the Gross Rent and other sums payable by the Tenant under the tenancy documentation shall be paid by the Tenant.

5.Security Deposit

(a)

The Landlord requires a Security Deposit equivalent to three (3)  months' Gross Rent in the sum of S$ 103,950.00 payable by way of cash or banker's guarantee, Provided That any security deposit held by the Landlord (in cash) under an existing tenancy with the Tenant will be transferred to account for the Security Deposit required under the Term, on the Commencement Date.

(b)

In the event that the security deposit held by the Landlord is insufficient, the Tenant shall pay the difference upon receipt of written notice from the Landlord, before the Commencement Date. In the event that the Tenant fails to make up the difference within one (1) week of the Landlord's notice, the Landlord may terminate the Tenancy by giving notice in writing to the Tenant.

In the event the Tenant wishes to provide the Security Deposit in the form of a Banker's Guarantee, such Banker's Guarantee shall be in the Landlord's prescribed format and must be provided on or before the Commencement Date.

(c)

The Security Deposit shall be returned to the Tenant, free of interest, within one (1) month from the date the Demised Premises are returned to the Landlord duly repaired, cleaned, decorated and reinstated in accordance with the Tenant's covenants in the Tenancy Agreement.

(d)

In the event that after acceptance of this offer, the Tenant fails to observe or perform (or threatens to commit a breach of or not to perform) the Tenant's obligations under this offer, or the Tenant fails to execute the Tenancy Agreement within the time period specified in paragraph (13), or bankruptcy/winding-up proceedings are commenced against the Tenant, then without prejudice to any other rights or remedies available to the Landlord, at law or in equity, the Landlord may terminate this agreement by written notice to the Tenant, whereupon the Landlord shall have the absolute right to deduct from the Security Deposit all costs incurred and losses suffered by the Landlord occasioned by such breach. If the costs incurred and losses suffered by the Landlord exceed the amount of the Security Deposit, the Landlord shall have the right to recover from us such additional costs and losses accordingly.

6.Permitted Use

The Premises shall only be used as an office.

7.Tenant's Works (where applicable)

Subject to the prior written approval of the Landlord and to all approvals being obtained by the Tenant from the relevant authorities the Tenant may in accordance with the provisions of the existing Tenancy Agreement carry out within the Demised Premises at the Tenant's own cost and expense all fitting out works.

UE SQUARE: LETTER OF RENEWAL FOR #12-03/04

The Tenant  shall deposit with the  Landlord a renovation deposit  (the amount to be notified by the Landlord to the Tenant at that time) as security for carrying out the Tenant's Works. The Tenant shall comply with the provisions set out in the Tenant's Fitting Out Brief attached hereto as Attachment II.

8.Landlord's Right to Renovate

The Landlord shall be entitled to terminate the Tenancy by giving six (6) months' notice in writing to the Tenant in the event that the Landlord requires any major renovation, overhaul, refurbishment, rebuilding or alterations or any other works to be carried out in the Building, the Demises Premises, or any part thereof.

9.Legal Fees, Stamp Duty and Administrative Fee

The Landlord's administrative fee, legal fees and expenses in connection with the preparation of the Renewal Tenancy Agreement, including stamp duty thereon shall be borne by the Tenant.

10.Definitions

Expressions which are not expressly defined herein shall have the same meanings ascribed to them in the existing Tenancy Agreement.

11.Non-Merger Clause

The provisions of this Letter of Renewal shall remain in full force and effect after the execution of the Tenancy Agreement, in so far as they are still required to be observed and performed and are not provided for in the Tenancy Agreement.

12.Contracts (Rights of Third Parties) Act, Chapter 53B

A person who is not a party to the Renewal Tenancy Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B to enforce any term of the Renewal Tenancy Agreement.

13Confidentiality

The Tenant shall keep confidential and shall not at any time disclose or permit to be disclosed any terms, conditions and/or provisions of the Renewal Tenancy Agreement, or any negotiations or discussions or agreement for a renewal of the Tenancy or any matter in relation to the  Renewal Tenancy Agreement, except with the prior written consent of the Landlord or as required by law or to the extent that such information has become public knowledge not due to the Tenant's breach of this undertaking.

14.Special Conditions

14.1Rent Holiday

Subject always to there being no existing breach or non-observance of any of the terms, conditions, stipulations, obligations on the part of the Tenant to be observed or performed under the Renewal Tenancy Agreement at the relevant time, the Landlord shall grant to the Tenant a rent-free period (free of Gross Rent) of two (2) weeks (the "Rent Holiday") for the following period:

(a)2 Weeks from  15 September 2022 to 30 September 2022.

In the event that the Tenant commits a material breach of the provisions of the Tenancy or if the Term of Tenancy is prematurely terminated by the Tenant for any reason whatsoever or the same is determined by the Landlord in consequence of the Tenant's breach of the terms and conditions applicable thereto, then in addition to and without prejudice to any other rights and remedies of the Landlord, the Rent Holiday shall be deemed withdrawn by the Landlord and the Tenant shall pay to the Landlord on demand the Gross Rent and/or other monies which would have been payable if the Rent Holiday had constituted part of the Term.

UE SQUARE: LETTER OF RENEWAL FOR #12-03/04

14.2Tenant's Minimum Paid-Up Share Capital

(i)

The Tenant shall achieve or maintain a minimum paid-up capital of S$100,000 (the "Minimum Paid-Up Share Capital") and shall provide the Landlord documentary evidence thereof upon acceptance of this letter , failing which the Tenant shall pay an additional security deposit equivalent to three (3) months Total Gross Rent (the "Additional Security Deposit") in the form of cash or banker's guarantee issued in the form and by a bank with full banking licence in Singapore acceptable to the Landlord providing for multiple drawings and valid for the duration of the Term plus three (3) months thereafter as claims period. The Landlord shall not be required to return to the Tenant the banker's guarantee upon the expiry of the claims period mentioned in the banker's guarantee.

(ii)

The Tenant shall pay the Additional Security Deposit to the Landlord within one (1) month from the date of acceptance of this letter or such other date as may be determined by the Landlord, and shall be maintained for the duration of the Term. The Additional Security Deposit shall be refunded to the Tenant, free of interest, within one (1) month of the Tenant submitting to the Landlord documentary evidence (satisfactory to the Landlord) of the increase in the Tenant's paid-up capital that meets the Minimum Paid-Up Share Capital.

(iii)

In the event that the Tenant (aa) fails to pay the Additional Security Deposit within the period specified in Clause 12 (ii) above or (bb) at any time during the Term shall fail to maintain the Minimum Paid-Up Share Capital, the Landlord shall be entitled by notice in writing to the Tenant to terminate the Renewal Tenancy  Agreement.

(iv)	Upon such termination:-

(aa) the Tenant's interest in and the  rights  in  relation  to  the  Demised Premises shall cease and determine;

(bb) (if the Tenant shall have taken possession of the Demised Premises) the Tenant shall at its own cost and expense reinstate and restore the Demised Premises to its bare and original condition and if the Tenant fails to do so, the Landlord may effect the same at the Tenant's cost and expense. All cost and expense incurred by the Landlord shall be paid by the Tenant to the Landlord within seven (7) days of demand from the Landlord and in this connection, a certificate of the Landlord as to the amount of cost and expense shall be conclusive and binding on the Tenant;

(cc) the Tenant shall pay the Landlord compensation and damages for the loss of the relevant Rent and Service Charge suffered by the Landlord consequential upon such termination and the  Landlord shall retain all rights and remedies against the Tenant;

(dd) the Tenant  shall  also  pay  to  the   Landlord   compensation   and damages for any antecedent breach, non-observance or non performance of the Tenant's obligation under the Tenancy;

(ee) without  prejudice to any other remedy which the Landlord may be entitled, the Landlord shall have the absolute right to have the Security Deposit forfeited to the Landlord.

UE SQUARE: LETTER OF RENEWAL FOR #12-03/04

15.Terms of the Existing Tenancy Agreement

All terms and references used in this Letter of Renewal which are defined or construed in the existing Tenancy Agreement, but are not defined or construed in this Letter of Renewal, shall have the same meaning and construction in this Letter of Renewal.

Save as specifically provided herein, the terms and conditions of the existing Tenancy Agreement are deemed incorporated in this Letter of Renewal. Further, the terms and conditions of the existing Tenancy Agreement shall not be affected by nor shall both our respective rights and liabilities thereunder be discharged, diminished or nullified in any way whatsoever by the contents of this Letter of Renewal. If there is any inconsistency between the terms and conditions of the existing Tenancy Agreement and this Letter of Renewal, the contents of this Letter of Renewal shall prevail.

UE SQUARE: LETTER OF RENEWAL FOR #12-03/04

To accept this offer, please proceed with the following: -

(a)

signify your acceptance by signing and returning to us the duplicate copy of this letter;

(a)enclose a cheque of S$4,989.00 being the stamp duty payable for the renewal Tenancy Agreement, issued in favour of “WITHERS KHATTARWONG LLP”; and

(b)enclose a cheque of S$594.00 being the legal fee payable, issued in favour of  “WITHERS KHATTARWONG LLP" (Ref: Attached Tax Invoice for legal fees).

(c)enclose a cheque of S$ 9,450.00  being the difference in Security Deposit issued in favour of "United Engineers Limited".

Please note that post-dated cheques are not accepted.

This offer shall lapse if not accepted within 7 calendar days from the date of this Letter of Offer.

Yours faithfully,

UNITED ENGINEERS LIMITED

/s/ Quek Jing Yi

MS QUEK JING YI

HEAD, CORPORATE LEASING

UE SQUARE: LETTER OF RENEWAL FOR #12-03/04

ACCEPTANCE

I/We, Aslan Pharmaceuticals Pte.Ltd. (“the Tenant”), hereby confirm our acceptance of the  above principal terms and conditions. Enclosed are (i) a cheque of S$4,989.00 being the  stamp duty payable and• (ii) a cheque of S$ 594.00 being the legal fee payable. (iii) a cheque of S$ 9,450.00 being difference in the Security Deposit .

I/We also agree that after acceptance of this offer, any withdrawal or cancellation of the acceptance of this offer resulting from our failure to fulfil any of the above terms and conditions shall give the Landlord the absolute right to have the full deposit paid forfeited to the Landlord and also to recover from us all costs incurred and losses suffered by the Landlord as result of the withdrawal or cancellation.

/s/ Carl Aslan Jason Morton Firth Authorised Signatory / Company’s Stamp For and on behalf of M/s Aslan Pharmaceuticals Pte.Ltd. Name: Carl Firth Designation: CEO Date: 28 May 2019

UE SQUARE: LETTER OF RENEWAL FOR #12-03/04

ATTACHMENT I

PLAN OF THE DEMISED PREMISES

UE SQUARE OFFICE TOWER
FLOOR PLAN

12th Storey
(4,500 Sq Ft)
N

UE SQUARE
83 CLEMENCEAU AVE
SINGAPORE 239920

12th Storey

United Engineers Limited

UE SQUARE: LETTER OF RENEWAL FOR #12-03/04

ATTACHMENT II

FITTING OUT BRIEF

Original

Certificate of Stamp Duty

Stamp Certificate Reference	: 213013-01LA3-1-343962116
Stamp Certificate Issued Date	: 20/07/2016

Applicant’s Reference	: SES.NSA.KW00800.0159
Document Reference Number	: 2016062801095 ver. 1.0
Document Description	: Acceptance to Offer of Lease (Ad valorem)
Date of Document	: 15/07/2016

Property	: 83 CLEMENCEAU AVENUE, #12-03, SINGAPORE 239920

Lessor/ Landlord	: UNITED ENGINEERS LIMITED (UEN-LOCALCO -191200018G)

Lessee/ Tenant	: ASLAN PHARMACEUTICALS PTE. LTD. (UEN-LOCALCO - 201007695N)

Stamp Duty	: S$ 4,536.00
Total Amount	: S$ 4,536.00

To confirm if this Stamp Certificate is genuine, you may do an online check at https:llestamping.iras.gov.sg. Under Stamp Duty Resource, select Verify Stamp Certificate Authenticity.

KP2L514L - 20/07/2016	213013-01LA3-1-343962116
2016062801095
1a6a69f37d8a0f6b641102921231704f

Ref: OFF/LOO/#12-03/ASLAN//GC

16 June 2016	BY COURIER

ASLAN PHARMACEUTICALS PTE.LTD.

10A Bukit Pasoh Road

Singapore 089824

Attention :    Mr Carl Aslan Jason Morton Firth

                      Chief Executive Officer

Dear Sirs,

LETTER OF OFFER FOR 83 CLEMENCEAU AVENUE #12-03 UE SQUARE SINGAPORE 239920

United Engineers Limited (the “Landlord”) is pleased to offer to you, M/s Aslan Pharmaceuticals Pte.Ltd. (the “Tenant”), a tenancy (the “Tenancy”) of the above unit on the following principal terms and conditions:-

1.	Premises
#12-03, 83 Clemenceau Ave

2.	Floor Area
4,500.00 square feet approximately

A copy of the floor plan edged red is attached (for identification purposes only). The floor area shall be subject to final site measurement and relevant authority’s approval.

3.	Lease Term
Three (03) years

4.	Term of Tenancy
1 October 2016—30 September 2019 (both dates inclusive)

5.	Option to Renew
Further option to renew for 3 years at the then prevailing market rent.

6.	Rent and Service Charge

	Rent @ S$5.95 psf per month	S$26,775.00 per month
	Service Charge @ S$1.05 psf per month	S$ 4,725.00 per month
	Total Monthly Gross Rent @S$7.00 psf per month	S$31,500.00 per month

12 Ang Mo Kio Street 64
#034A-01 UE Biz Hub CENTRAL	T : (65) 6818 8383	United Engineers Limited
Singapore 569088	F : (65) 6818 8398	www.uel.com.sg

UE SQUARE OFFICE: LETTER OF OFFER FOR #12-03

•	Rent and Service Charge shall be payable monthly in advance from date of commencement of the Term of the Tenancy.

•	The above Service Charge rate is a current estimation and is subject to change from time to time.

•

In the event that after acceptance of this offer, the Tenant fails to observe or perform (or threatens to commit a breach of or not to perform) the Tenant obligations under this letter, or to take possession of the Demised Premises in accordance with the terms and conditions of this Letter of Offer, or bankruptcy/winding-up proceedings are commenced against the Tenant, then without prejudice to any other rights or remedies available to the Landlord, at law or in equity, the Landlord may terminate this agreement by written notice to the Tenant, whereupon the Landlord shall have the absolute right to forfeit the security deposit.

7.	Taking Possession

The Tenant shall take possession of the Premises on 1 September 2016 in its bare and original condition subject to the Tenant having paid to the Landlord prior to the taking possession (i) 3 months’ Security Deposit; (ii) 1 month’s advance Gross Rent; (iii) the Fitting-Out Deposit of $3,000.00; and (iv) the Landlord’s legal fees, stamp duty and disbursements.

Any delay in the Tenant taking possession of the Premises shall not be a ground for postponing the rental commencement date.

8.	Goods and Services Tax

All goods and services tax in relation to the Rent, Service Charge and other sums payable by the Tenant under this Letter of Renewal shall be paid by the Tenant.

9.	Security Deposit

(a)

The Tenant shall deposit an amount of S$94,500.00 equivalent to three (03) months’ Rent and Service Charge by way of Cash or Banker’s Guarantee to the Landlord upon acceptance of this letter of offer. Such deposit shall be refunded to the Tenant, free of interest, on the expiration of the lease term, subject to the due performance and observance by the Tenant of all the principal covenants, conditions stipulated in the Tenancy Agreement.

(b)	In the event that after acceptance of this offer,

(i)	the Tenant fails to observe or perform (or threatens to commit a breach of or not to perform) the Tenant obligations under this letter; or

(ii)	the Tenant fails to execute the Tenancy Agreement within two (02) weeks of receipt of the same; or

(iii)

bankruptcy/winding-up proceedings are commenced against the Tenant, then without prejudice to any other rights or remedies available to the Landlord, at law or in equity, the Landlord may terminate this agreement by written notice to the Tenant, whereupon the Landlord shall have the absolute right to forfeit the entire security deposit.

UE SQUARE OFFICE: LETTER OF OFFER FOR #12-03

10.	Permitted Use

The Premises shall only be used as an office.

11.	Fitting-Out Period / Rent-free Period

The Landlord shall grant to the Tenant a Fitting-Out Period (free of Rent and Service Charge) of One month commencing 1 September 2016 till 30 September 2016 (both dates inclusive) for the Tenant to carry out the Tenant’s Works.

In the event that the Term of the Tenancy is prematurely terminated by the Tenant for any reason whatsoever or the same is determined by the Landlord in consequence of the Tenant’s breach of the terms and conditions applicable thereto, the Tenant shall compensate and pay to the Landlord on demand an amount calculated at the monthly rate equivalent to the Rent and Service Charge which would have been applicable if the Fitting out period constituted part of the term of the Lease; and for the entire duration of the Rent -free Period.

12.	Tenant’s Works

Subject to the prior written approval of the Landlord and to all approvals being obtained by the Tenant from the relevant authorities the Tenant may in accordance with the provisions of the Tenancy Agreement carry out within the Premises at the Tenant’s own cost and expense all fitting out works which are not provided by the Landlord.

The Tenant shall comply with the guidelines, terms and conditions set out in the Tenant’s Fitting-Out Brief).

13.	Utilities

The Tenant shall at its own cost and expense arrange for the installation and testing of the meter and any equipment or appliances required to separately measure the services supplied to the Demised Premises and for licensed electrical contractors to make the necessary applications to Landlord’s Designated Supplier. All charges in respect of the supply of electricity and any other services supplied to the Premises and any taxes thereon shall be paid by the Tenant.

14.	Car Parks

The Landlord will allocate to the Tenant two (02) season car parking lots at prevailing parking charges, payable in advance.

15.	Reinstatement

Upon the expiration or sooner determination of the Term of the Tenancy, the Tenant shall reinstate the Premises to a bare original condition.

16.	Air-conditioning Hours

The Landlord will provide air-conditioning to the Demised Premises daily from 8:00am to 6:00pm on Mondays through Fridays, and from 8:00 am to 1:30pm on Saturdays, save for Sundays and gazetted public holidays or during such other times as the parties may mutually agree to in writing, provided always that the Tenant bear the payment for extension of any air-conditioning hours at the prevailing charges.

UE SQUARE OFFICE: LETTER OF OFFER FOR #12-03

17.	Rent free Period

The Landlord shall grant to the Tenant a Rent Free Period (free of Gross Rent) of 0.5 month for the period from 15 September 2019 to 30 September 2019.

In the event the Tenancy is prematurely terminated by the Tenant for any reason whatsoever or the same is determined by the Landlord in consequences of the Tenant’s breach of the terms and conditions applicable hereto, the Tenant shall compensate and pay to the Landlord on demand an amount calculated at the monthly rate equivalent to the Rent and Service Charge which could have been applicable if the rent free period constituted part of the Term of the tenancy; and for the entire duration of the Rent Free Period. This right is only enforceable in the event of non performance under the Tenancy Agreement whereby the Landlord is, per the Tenancy Agreement, permitted to terminate the Tenancy.

18.	Documentation

Tenant’s acceptance of this offer is deemed acceptance of the terms in the Tenancy Agreement. A specimen copy of the Tenancy Agreement has been forwarded to the Tenant. The Tenant shall execute the Tenancy Agreement within two (2) weeks upon receipt of the document.

The Tenant shall upon the Tenant’s execution of the Tenancy Agreement, furnish to the Landlord:

•	a certified true copy of the Tenant’s Memorandum and Articles of Association certified by a director or company secretary of the Tenant; and

•

a certified extract of the Tenant’s director’s resolutions approving the entry into the Tenancy and authorising a signatory to execute the Tenancy Agreement for and on the Tenant’s behalf, certified by a director or company secretary of the Tenant.

19.	Terms and Conditions of Tenancy

The Tenancy shall be subject to and in accordance with all conditions, covenants, terms and provisions contained in the specimen Tenancy Agreement, as modified by the specific terms set out in this letter and in the Tenant’s Fitting-Out Brief (collectively referred to as the ‘Documents’) .

Until the execution of the Tenancy Agreement: -

•	the provisions contained in the Documents shall apply and be binding on the Tenant and the Landlord as though such provisions had been incorporated in this letter;

•

the Tenant and the Landlord shall be liable to observe and perform the same obligations as are imposed by the covenants on the part of the Tenant and on the part of the Landlord respectively and the conditions contained in the Documents in so far as they are not inconsistent with the provisions of this offer; and

•

the Landlord shall have and be entitled to all remedies by distress, action or otherwise for recovering any monies or for breach of any obligation on the part of the Tenant as if the Tenancy Agreement had then been executed.

UE SQUARE OFFICE: LETTER OF OFFER FOR #12-03

20.	Legal Fees and Stamp Duty

The Landlord’s legal fees and expenses in connection with the preparation of the above documentation, including stamp duty thereon shall be borne by the Tenant.

21.	Non-merger Clause

The provisions of this letter shall remain in full force and effect after the execution of the Tenancy Agreement, in so far as they are still required to be observed and performed and are not provided for in the Tenancy Agreement.

22.	Definitions

Expressions which are not expressly defined herein shall have the same meanings ascribed to them in the attached form of the specimen Tenancy Agreement.

23.	Contracts (Rights of Third Parties) Act, Chapter 53B

A person who is not a party to this Letter of Offer has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B to enforce any term of this letter.

24.	Confidentiality

The Tenant shall keep confidential and shall not at any time disclose or permit to be disclosed any terms, conditions and/or provisions of the Tenancy Agreement, or any negotiations or discussions or agreement for a renewal of the Tenancy or any matter in relation to the Tenancy Agreement, except with the prior written consent of the Landlord or as required by law or to the extent that such information has become public knowledge not due to the Tenant’s breach of this undertaking.

All terms and references used in this Letter of Offer which are defined or construed in the Tenancy Agreement, but are not defined or construed in this Letter of Offer, shall have the same meaning and construction in this Letter of Offer.

Save as specifically provided herein, the terms and conditions under the Tenancy Agreement are deemed incorporated in this Letter of Offer. Further, the terms and conditions under the Tenancy Agreement shall not be affected by nor shall our respective rights and liabilities thereunder be discharged, diminished or nullified in any way whatsoever by the contents of this Letter of Offer. If there is any inconsistency between the terms and conditions under the Tenancy Agreement and this Letter of Offer, the contents of this Letter of Offer shall prevail.

UE SQUARE OFFICE: LETTER OF OFFER FOR #12-03

To accept this offer, please proceed with the following: -

(a)	signify your acceptance by signing and returning to us the duplicate copy of this letter;

(b)	enclose a cheque or Banker’s Guarantee of S$94,500.00 being the 3 months’ Security Deposit, issued in favour of “UNITED ENGINEERS LIMITED”;

(c)	enclose a cheque of S$33,705.00 being 1 month’s advance Gross Rent (inclusive of GST), issued in favour of “UNITED ENGINEERS LIMITED”;

(d)	enclose a cheque of S$4,536.00 being the stamp duty payable for this document, issued in favour of “COMMISSIONER OF STAMP DUTIES”; and

(e)	enclose a cheque of S$3,376.39 being the legal fee payable payable for this document, issued in favour of “KHATTARWONG LLP”.

Please note that post-dated cheques are not accepted.

This offer shall lapse if not accepted within 7 calendar days from the date of this Letter of Offer.

Yours faithfully,

UNITED ENGINEERS LIMITED

/s/ Quek Jing Yi

MS QUEK JING YI

HEAD, CORPORATE LEASING

UE SQUARE OFFICE: LETTER OF OFFER FOR #12-03

ACCEPTANCE

I/We, Aslan Pharmaceuticals Pte.Ltd. (“the Tenant”), hereby confirm our acceptance of the above principal terms and conditions. Enclosed are (i) a cheque or Banker’s Guarantee of S$94,500.00 being the 3 months’ Security Deposit, (ii) a cheque of S$33,705.00 being the 1 month’s advance rent (inclusive of GST); (iii) a cheque of S$4,536.00 being the stamp duty payable; and (iv)a cheque of S$3,376.39 being the legal fee payable. We agree that the Security Deposit is non-refundable in the event we fail to execute the Tenancy Agreement within 14 days upon receipt of the same.

/s/ Carl Aslan Jason Morton Firth

Authorised Signatory / Company’s Stamp

For and on behalf of

M/s Aslan Pharmaceuticals Pte.Ltd.

Name: Mr. Carl Aslan Jason Morton Firth

Designation: Chief Executive officer

Date:15 July 2016

Dated

            25 July 2016

UNITED ENGINEERS LIMITED

and

ASLAN PHARMACEUTICALS PTE. LTD.

TENANCY AGREEMENT

in respect of Unit #12-03

83, Clemenceau Avenue

UE SQUARE

SINGAPORE 239920

KHATTARWONG LLP

ADVOCATES & SOLICITORS

SINGAPORE

Our Ref: SES nsa KW00800.0159

i

4.	LANDLORD’S COVENANTS	10
4.1	Quiet enjoyment	11
4.2	Property tax	11
4.3	Management of the Building	11
5.	LANDLORD NOT LIABLE	12
5.1	No claim by Tenant	12
5.2	Transfer to Management Corporation	13
5.3	Accidents	13
6.	PROVISOS	13
6.1	Proviso for re-entry	13
6.2	Power for Landlord to deal with adjoining property and the Demised Premises	14
6.3	Removal of property after determination of Term	15
6.4	Notices, consents and approvals	15
6.5	Payments	16
6.6	Determination of Floor Area	16
6.7	Costs and expenses	16
6.8	Untenantability	16
6.9	No waiver	17
6.10	No representations	17
6.11	Name of UE Square	17
6.12	Rules and regulations	17
6.13	Holding over	18
6.14	Changes to Plans	18
6.15	Landlord’s right to assign	18
6.16	Severance	19
6.17	Governing law and submission to jurisdiction	19
6.18	Provisions for Renewal	19
6.19	Contracts (Rights of Third Parties) Act (Cap 53B)	19
Appendix A		20
Schedule 1		22
Schedule 2		23
Schedule 3		24
Schedule 4		27
Schedule 5		28
Schedule 6		32
Schedule 7		35
Schedule 8		37

ii

iii

This Agreement is made on                      between:

(1)	UNITED ENGINEERS LIMITED, a company incorporated in Singapore and having its registered office at 12 Ang Mo Kio Street 64 #01-01 UE BizHub CENTRAL Singapore 569088 (the “Landlord” ); and

(2)	the party named in paragraph 1 of Appendix A (the “Tenant”).

NOW THIS TENANCY AGREEMENT WITNESSETH as follows:

1.	INTERPRETATION

1.1	Definitions

In this Tenancy Agreement the following words and expressions shall where the context so admits have the following meanings:

“Bare and Original Condition” means the state and condition of the Demised Premises as at the Possession Date (hereinafter defined).

“Building” means all that portion of UE Square comprising the integrated office and retail premises known as 83 Clemenceau Avenue (of which the Demised Premises forms part).

“Common Property” means all the parts of UE Square as are not comprised in any strata lot shown on the strata title plan lodged with the Registrar of Titles in respect of UE Square and includes all apparatus and installations and other areas within the definition of common property as defined in the Land Titles (Strata) Act (Cap 158).

“Conducting Media” means drains, sewers, conduits flues, gutters, gullies, channels, ducts, shafts, watercourses, pipes, cables, wires and mains or any of them.

“Demised Premises” means the premises described in paragraph 2 of Appendix A; the boundaries and location of which are edged in red in the attached plan(s) marked Annexure A, excluding the exterior faces of external walls, the exterior faces of boundary walls and the roof.

“Fitting Out Deposit” means the sum deposited by the Tenant with the Landlord pursuant to Clause 2.4.2 and specified in paragraph 6 of Appendix A.

“Fitting Out Period” means the period referred to in Clause 2.3.1 and specified in paragraph 5(b) of Appendix A.

“Floor Area” means the area of the floor of the Demised Premises measured to include (i) half the thickness of the walls/partitions/glass (as the case may be) which form the external boundary of the Demised Premises and (ii) the area occupied by all pillars, columns, mullions, internal partitions and projections within the Demised Premises and shall be accepted by the parties as the area specified in paragraph 3 of Appendix A.

“Interest” means interest at the rate as determined by the Landlord to be 4% above the prime lending rate of Oversea-Chinese Banking Corporation Limited prevailing from time to time, calculated on a daily basis and on the basis of a three hundred and sixty-five (365) days year (as well after as before judgment).

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

“Landlord” includes its successors, assigns and all persons entitled to the reversion immediately expectant upon the determination of this tenancy.

“Management Corporation” means the management corporation established for UE Square under the Land Titles (Strata) Act (Cap 158).

“Payment Date” means the date(s) as defined in paragraph 1.1 of Schedule 4.

“permitted occupier” means any person on the Demised Premises expressly or by implication with the Tenant’s authority.

“person” includes any individual, company, corporation, firm, partnership, joint venture, association, organisation, trust, state or agency of a state (in each case, whether or not having separate legal personality).

“Possession Date” means the date referred to in Clause 2.2.1 and specified in paragraph 5(a) of Appendix A.

“Project Consultants” means the architect, mechanical and electrical engineer, structural engineer and other professional consultants engaged by the Landlord for UE Square.

“Rent” means the rent payable by the Tenant in accordance with Schedule 4.

“Requisite Consents” means those permissions, consents, approvals, licences, certificates and permits in legally effectual form as may be necessary to lawfully commence, carry out and complete the Tenant’s Works.

“Security Deposit” means the sum deposited by the Tenant with the Landlord pursuant to Clause 3.3 and specified in paragraph 7 of Appendix A.

“Service Charge” means the charges payable by the Tenant to the Landlord in accordance with Schedule 5.

“Tenancy Agreement” includes any instruments supplemental to it.

“Tenant” includes, if the Tenant is an individual, his personal representatives and permitted assigns, or if the Tenant is a company, its successors in title.

“Tenant’s Fitting Out Brief” means the printed guidelines prepared by the Landlord and furnished to the Tenant, including any amendments or modifications thereto from time to time.

“Tenant’s Works” means such fitting out or other works as the Tenant may require to carry out in connection with the use and enjoyment of the Demised Premises as office premises.

“Term” means the tenancy term granted by this Tenancy Agreement and specified in paragraph 4 of Appendix A.

“UE Square” means the complex known or to be known as UE SQUARE, or such other name as may be decided by the Landlord in its absolute discretion with the approval of the relevant authority comprising office commercial and residential premises erected on Government Resurvey Lots 109 and 172, all Town Subdivision 9 and bounded by Clemenceau Avenue, River Valley Road and Mohammed Sultan Road, of which the Demised Premises forms part and refers to each and every part of UE Square and the car parks, service, loading and any other areas the use and enjoyment of which is appurtenant to UE Square.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

1.2	Interpretation of restrictions on the Tenant

In any case where the Tenant is placed under a restriction by reason of the covenants and conditions contained in this Tenancy Agreement, the restriction shall be deemed to include the obligation on the Tenant not to permit or allow the infringement of the restriction by any person claiming rights to use, enjoy or visit the Demised Premises through, under or in trust for the Tenant.

1.3	Schedules and Annexures

The Schedules and Annexures hereto shall be taken, read and construed as parts of this Tenancy Agreement and the provisions thereof shall have the same force and effect as if expressly set out in the body of this Tenancy Agreement.

1.4	Clause and paragraph headings

1.4.1

The clause and paragraph headings in this Tenancy Agreement are for ease of reference only and shall not be taken into account in the construction or interpretation of any covenant, condition or proviso to which they refer.

1.4.2

References in this Tenancy Agreement to a clause, Appendix, Schedule or Annexure are references where the context so admits to a clause, Appendix, Schedule or Annexure in this Tenancy Agreement. References in a clause to a paragraph are (unless the context otherwise requires) references to a paragraph of that clause, and references in a Schedule to a paragraph are (unless the context otherwise requires) references to a paragraph of that Schedule.

1.5	Singular and plural meanings

Words in this Tenancy Agreement importing the singular meaning shall where the context so admits include the plural meaning and vice versa.

1.6	Statutes and statutory instruments

References in this Tenancy Agreement to any statutes or statutory instruments shall include and refer to any statute or statutory instrument amending, consolidating or replacing them respectively from time to time and for the time being in force.

1.7	Gender

Words in this Tenancy Agreement for the masculine gender shall include the feminine and neuter genders and vice versa and words denoting natural persons shall include corporations and firms and all such words shall be construed interchangeably in that manner.

1.8	Joint and several obligations

Where two or more persons are included in the term “Tenant” all covenants, agreements, terms, conditions and restrictions shall be binding on and applicable to them jointly and each of them severally, and shall also be binding on and applicable to their personal representatives and permitted assigns respectively jointly and severally.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

2.	THE DEMISE, POSSESSION AND FITTING-OUT

2.1	The Demise

2.1.1

In consideration of the Rent, Service Charge and the covenants reserved by and contained in this Tenancy Agreement, the Landlord HEREBY LETS to the Tenant ALL the Demised Premises TOGETHER WITH the rights set out in Schedule 1 but EXCEPTING AND RESERVING to the Landlord the rights as stated in Schedule 2, TO HOLD the Demised Premises unto the Tenant for the Term specified in paragraph 4 of Appendix A, the Tenant paying to the Landlord during the Term the Rent in accordance with the provisions in Schedule 4 and the Service Charge in accordance with the provisions in Schedule 5.

2.2	Possession

2.2.1

The Landlord shall give and the Tenant shall take possession of the Demised Premises on the date specified in paragraph 5(a) of Appendix A (the “Possession Date” ), subject to the Tenant having paid to the Landlord prior to the taking of possession, the following sums: (i) the Security Deposit, (ii) the Fitting Out Deposit, (iii) one (1) month’s Rent and Service Charge in advance, (iv) the Landlord’s legal fees in connection with the preparation and completion of this Tenancy Agreement and all stamp duty and all other disbursements and out-of- pocket expenses in respect thereof.

2.2.2	Any delay in the Tenant taking possession of the Demised Premises shall not be a ground for postponing the commencement of the Fitting Out Period.

2.3	Fitting Out Period

2.3.1

The Landlord agrees to grant the Tenant a fitting out period (free of Rent and Service Charge) for the duration specified in paragraph 5(b) of Appendix A (the “Fitting Out Period” ) commencing from the Possession Date, for the Tenant to carry out the Tenant’s Work which shall be completed by the Tenant within the Fitting Out Period.

2.3.2

In the event that the Term of the tenancy is prematurely terminated by the Tenant for any reason whatsoever or the same is determined by the Landlord in consequence of the Tenant’s breach of the terms and conditions applicable thereto, then without prejudice to any other rights and remedies of the Landlord, the Tenant shall compensate and pay to the Landlord, on demand, an amount for the entire duration of the Fitting Out Period equivalent to the Rent and Service Charge which would have been payable if the Fitting Out Period constituted part of the Term of the tenancy.

2.4	Tenant’s Works

2.4.1

Subject always to and in accordance with the provisions set out in Schedule 3, the Tenant shall carry out at the Tenant’s own costs and expense all works required by the Tenant for purpose of fitting out the Demised Premises and shall comply with and observe the guidelines, terms and conditions set out in the Tenant’s Fitting Out Brief.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

2.4.2

The Tenant shall deposit with the Landlord the sum specified in paragraph 6 of Appendix A (the “Fitting Out Deposit”) at the time and in the manner and in accordance with the provisions set out in paragraph 6 in Schedule 3.

3.	TENANT’S COVENANTS

The Tenant covenants with the Landlord as follows:

3.1	Rent, Service Charge, Interest and Taxes

3.1.1	To pay the Rent at the times and in the manner specified in Schedule 4 and the Service Charge at the times and in the manner specified in Schedule 5.

3.1.2	To pay such Interest as may become due on the Rent, Service Charge and other monies due under this Tenancy Agreement in accordance with the provisions set out in paragraph 1 in Schedule 6.

3.1.3

To pay any applicable goods and services tax, imposition, duty and levy whatsoever (hereinafter collectively called “Taxes”) which may be imposed on the Rent, Service Charge and other sums payable under this Tenancy Agreement or to reimburse the Landlord for the payment of such Taxes in accordance with the provisions set out in paragraph 2 of Schedule 6.

3.1.4	To pay any increase in property tax attributable to the Demised Premises in accordance with the provisions set out in paragraph 3 of Schedule 6.

3.2	Utilities

To pay all charges including any taxes now or in the future imposed by the supplier designated by the Landlord (“Designated Supplier”) or other appropriate authority in respect of electricity and/or chilled water supplied to all air-conditioning fan coil units and any other services supplied and metered separately to the Demised Premises which shall be consumed or supplied on or to the Demised Premises, and to pay all necessary hire charges for any equipment or appliances supplied to the Tenant irrespective of whether the same was installed by the Landlord or the Tenant and whether the electricity and/or chilled water is supplied during or beyond the operating hours of the Building and whether invoiced by a Designated Supplier, other supplier or by the Landlord, and all transmission and transportation charges payable in connection with the supply of such electricity and/or chilled water supplied to all air-conditioning fan coil units and any other services supplied to the Demised Premises in accordance with the provisions set out in Schedule 7.

3.3	Security Deposit

To deposit with the Landlord the sum specified in paragraph 7 of Appendix A equivalent to three (3) months’ Rent and Service Charge for the Demised Premises (the “Security Deposit”) in accordance with the provisions set out in Schedule 8.

3.4	Insurance

To take out and keep in force a comprehensive public liability insurance policy of an adequate amount in accordance with the provisions set out in Schedule 9.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

3.5	Repair

At all times to repair and to keep the Demised Premises in a clean and good state of tenantable repair and condition (fair wear and tear excepted) in accordance with the provisions set out in Schedule 10.

3.6	Alterations

Not to make any alterations or additions to or affecting the structure or exterior of the Demised Premises or the appearance of the Demised Premises as seen from the exterior except in accordance with the provisions set out in Schedule 11.

3.7	Landlord’s right of inspection and right of repair

Subject always to and in accordance with the provisions set out in Schedule 12, to permit the Landlord and its servants or agents at all reasonable times and by prior appointment with the Tenant to enter into, inspect and view the Demised Premises and examine their condition and also to take a schedule of fixtures in the Demised Premises.

3.8	Landlord’s right of entry for repairs etc

3.8.1

Subject always to and in accordance with the provisions set out in Schedule 13, to permit the Landlord and the agents, workmen and others employed by the Landlord or by the Management Corporation or by the other tenants or occupiers of the Building to enter upon the Demised Premises for the purposes set out in Schedule 13.

3.8.2

To furnish to the Landlord the names, addresses and contact telephone numbers of at least two management staff (“Designated Employees”) who are in the employ of the Tenant and who would retain possession of the keys to the Demised Premises on a twenty-four (24) hour basis, for the purposes and in accordance with the provisions of Schedule 13.

3.9	Yield up in repair at the end of the Term

At the expiration or earlier determination of the Term to quietly yield up the Demised Premises in the Bare and Original Condition (fair wear and tear excepted) in accordance with the provisions set out in Schedule 14.

3.10	User

3.10.1	Not to use the Demised Premises otherwise than as office premises.

3.10.2	The Tenant shall not use or permit the use of the Demised Premises or any part thereof:

(i)	otherwise than for the purposes specified in Clause 3.10.1;

(ii)	for any purpose otherwise than in accordance with the permitted use approved by the relevant government authorities; and

(iii)

for the purposes specified in Clause 3.10.1, until and unless all necessary approvals, consents, licences and permits shall have been obtained from the relevant government authorities and such approvals, consents, licences and permits remain valid and subsisting.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

3.11	Covenants affecting use of Demised Premises and Building

The Tenant hereby covenants to perform and observe at all times the covenants affecting the use of the Demised Premises and the Building set out in Schedule 15.

3.12	Advertisements and signs

3.12.1

Not without the Landlord’s prior written consent (which approval shall not be unreasonably withheld) to place or display on the exterior of the Demised Premises or on the windows or inside the Demised Premises so as to be visible from the exterior of the Demised Premises any name, writing, notice, sign, illuminated sign, display of lights, placard, poster, sticker or advertisement other than:

(i)	the name of the Tenant signwritten on the entrance doors of the Demised Premises in a style and manner previously approved in writing by the Landlord; and

(ii)	the name of the Tenant displayed on the indicator board in the entrance lobby in the Building.

3.12.2

If any name, writing, notice, sign, placard, poster, sticker or advertisement shall be placed or displayed in breach of these provisions, to permit the Landlord to enter the Demised Premises and remove such name, writing, notice, sign, placard, poster, sticker or advertisement and to pay to the Landlord on demand the expense of so doing.

3.13	Car parks

3.13.1

The Landlord may prohibit the Tenant and its officers and employees from parking in UE Square other than in designated parking areas and the Tenant shall at all times notify the Landlord of the vehicle registration numbers of all vehicles currently owned or used by the Tenant, its officers and employees, such notification to be made initially within fourteen (14) days after the Tenant takes possession of the Demised Premises and thereafter within fourteen (14) days after a change occurs.

3.13.2	The Tenant shall pay parking charges as may be levied or revised from time to time by the Landlord or the Management Corporation, for the use of car park lots in UE Square.

3.13.3

The Tenant, its officers and employees shall comply with all rules and regulations imposed from time to time by the Landlord or the Management Corporation for the management and operation of the car parks within UE Square.

3.13.4

Subject to availability, the Landlord shall allocate to the Tenant two (2) season car park lots (not in specifically designated location) at prevailing charges payable monthly in advance for the use by the Tenant, its officer and employees and the Landlord reserves the right to revise the allocation of number of carpark lots from time to time.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

3.14	Compliance with statutes etc

3.14.1

Except where such liability may be expressly within the Landlord’s covenants contained in this Tenancy Agreement, to comply in all respects with the provisions of all statutes and regulations for the time being in force and requirements of any competent authority relating to the Demised Premises or anything done in or upon the Demised Premises by the Tenant and to indemnify the Landlord against all actions, proceedings, claims or demands which may be brought or made by reason of such statutes, regulations or requirements or any default in compliance with them.

3.14.2	In particular but without prejudice to the generality of Clause 3.14.1:

(i)	to comply with all requirements under any present or future Act of Parliament, order, by-law or regulation as to the use or occupation of or otherwise concerning the Demised Premises;

(ii)

to execute with all due diligence all works to the Demised Premises for which the Tenant is liable in accordance with Clauses 3.14.1 and 3.14.2 and of which the Landlord has given notice to the Tenant; and

(iii)

if the Tenant shall not comply with Clause 3.14.2(i) and (ii) to permit the Landlord to enter the Demised Premises to carry out such works and to pay to the Landlord on demand the expense of so doing (including surveyors’ and other professional advisers’ fees) together with Interest from the date of expenditure until payment by the Tenant to the Landlord (such monies to be recoverable as if they were rent in arrears).

3.15	Notices ‘to let’

Within six (6) months before the expiration or earlier determination of the Term:

3.15.1	to permit the Landlord or its agents to fix upon the Demised Premises a notice board for reletting the Demised Premises; and

3.15.2

to permit all persons authorised by the Landlord or its agents to view without interruption the Demised Premises at reasonable hours and by prior appointment with the Tenant in connection with any such reletting.

3.16	Indemnity by Tenant

To indemnify and keep indemnified the Landlord from and against:

3.16.1

all claims, demands, writs, summonses, actions, suits, proceedings, judgements, orders, decrees, damages, costs, losses and expenses of any nature whatsoever which the Landlord may suffer or incur in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrences in, upon or at the Demised Premises or the use of the Demised Premises or any part thereof by the Tenant or by any of the Tenant’s employees, independent contractors, agents or any permitted occupier; and

3.16.2

all loss and damage to the Demised Premises, the Building or UE Square and to all property therein caused directly or indirectly by the Tenant or the Tenant’s employees, independent contractors, agents or any permitted occupier and in particular but without limiting the generality of the foregoing caused directly or indirectly by the use or misuse, waste or abuse of water, gas or electricity or faulty fittings or fixtures.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

3.17	Assignment and subletting

3.17.1	Not to transfer, assign, sublet, mortgage or encumber this tenancy or the Demised Premises or any part thereof.

3.17.2	Not to licence, part with or share possession or occupation of the whole or any part of the Demised Premises or grant to third parties any rights over the Demised Premises.

3.17.3

For the purposes hereof where the Tenant is a company, any amalgamation and/or reconstruction effected by the Tenant or any change in the majority or controlling shareholders of the Tenant shall be deemed an assignment of this tenancy.

3.17.4

In the event the Tenant makes a request to transfer, assign, sublet, mortgage or encumber this tenancy or the Demised Premises or any part thereof or to licence, part with or share possession or occupation of the whole or any part of the Demised Premises or grant to third parties any rights over the Demised Premises, such request shall be accompanied by a sum of Dollard Five Hundred $500.00 in payment of the Landlord’s administrative costs in processing every application made by the Tenant whether or not such consent or approval shall be granted or given.

3.17.5

The Landlord shall be entitled at its absolute discretion to impose such terms and conditions as it may think fit, as a condition of its consent, including but not limited to the requirement for the Tenant to pay to the Landlord such amount or amounts as may be stipulated by the Landlord, whether such amount is calculated by reference to the difference between:

(i)	the amounts payable to the Tenant by its sub-tenant in respect of the premises proposed to be sublet; and

(ii)	the Rent and Service Charge payable to the Landlord by the Tenant apportioned to the premises proposed to be sublet,

or otherwise, and payment of any legal costs and fees, stamp duty and all other disbursements and out-of-pocket expenses that may be incurred. The provisions of Section 17 of the Conveyancing And Law of Property Act (Cap 61) shall not apply to this Tenancy Agreement.

3.17.6

A consent granted by the Landlord shall not constitute a waiver of the requirement for the Landlord’s consent to any subsequent transfer, assignment, subletting, licensing, grant of possession, mortgage or encumbrance of this tenancy or the Demised Premises or any part thereof.

3.18	No registration of tenancy

Not to register this tenancy at the Singapore Land Authority, whether before or during the continuance of the Term. The Tenant shall not be entitled to require the Landlord to subdivide the Building or any part thereof or to do any act or thing which could result in the Landlord being required to subdivide the Building or any part thereof.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

3.19	Confidentiality

3.19.1

The Tenant undertakes to the Landlord that it shall not (and shall procure its advisers, agents, officers and employees not to), without prior written consent of the Landlord, disclose to any person any of the terms or conditions of this Tenancy Agreement at any time during or after the Term unless:

(i)

any such disclosure is required pursuant to (i) any applicable laws or any requirement of any competent governmental or statutory authority, or (ii) rules or regulations of any relevant regulatory, administrative or supervisory body (including without limitation, any relevant stock exchange or securities council), or (iii) any legal process issued by any court or tribunal whether in Singapore or elsewhere; or

(ii)

the Tenant can reasonably demonstrate that information relating to such term or conditions of this Tenancy Agreement is, in whole or in part in the public domain, other than by reason of any wilful or negligent act or omission of the Tenant, whereupon, to the extent that it is public, this obligation shall cease.

3.20	Personal Data Protection

3.20.1

Without prejudice to Clause 3.19, the Landlord or any of its authorised persons may at any time during the course of the Term collect, use and disclose, as the Landlord reasonably regards to be necessary, such information or personal data about the Tenant to current or future related corporations of the Landlord or legal and financial institutions in connection with the purposes set out in the Landlord’s Data Protection Policy as of the date of this Tenancy Agreement (available at: www.uel.com.sg/UELDPP.pdf) (“UEL DPP”) or in accordance with applicable law.

3.20.2

Where the information collected relates to personal data of the Tenant or any of its authorised representatives, the Tenant agrees, represents, warrants and undertakes that it has consented to the collection, use, disclosure and/or processing of its personal data by the Landlord and the Landlord’s authorised persons in connection with the purposes set out in the UEL DPP or in accordance with applicable law.

3.20.3

The Landlord undertakes that it shall take all reasonable measures to ensure that any personal data of the Tenant which is held by the Landlord pursuant to this Tenancy Agreement is protected against loss, unauthorised access, use, modification, disclosure or other misuse in accordance with the procedures set out in Schedule 1 of the Personal Data Protection Act 2012 (the “PDPA”), and that only authorised personnel will have access to the personal data.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

4.	LANDLORD’S COVENANTS

The Landlord covenants with the Tenant as follows:

4.1	Quiet enjoyment

That the Tenant paying the Rent and Service Charge and performing the Tenant’s covenants reserved by and contained in this Tenancy Agreement may lawfully and peaceably hold and enjoy the Demised Premises throughout the Term without any interruption by the Landlord or by any person lawfully claiming through, under or in trust for the Landlord.

4.2	Property tax

To pay the property tax levied or charged upon the Demised Premises subject to the Tenant’s payment of its portion of the property tax as provided in Clause 3.1.4 of this Tenancy Agreement.

4.3	Management of the Building

4.3.1

Subject always to the provisions of Clauses 5.1 and 5.2 hereof and (in the event the Building is at anytime hereafter strata subdivided, then) until the management and operation of the Building is transferred to the Management Corporation:

(i)

to keep the roof and the main drains and main pipes (which serve two or more units in the Building), all external walls and all common parts of the Building including entrances, car parks, staircases, pavements, landings, corridors and passages, sewers, cables and lifts in good and tenantable condition and repair (fair wear and tear excepted);

(ii)	to provide:

(a)

air-conditioning services during the hours of 8.00 a.m. to 6.00 p.m. on weekdays and 8.00 a.m. to 1.30 p.m. on Saturdays (Sundays and public holidays excepted) Provided Always that air-conditioning services may at the request of the Tenant be extended by the Landlord (but without any obligation so to do) beyond the hours hereinbefore defined and in such an event the Tenant shall bear and pay to the Landlord on demand the prevailing charges charged by the Landlord for such extension;

(b)

lift services during the hours of 7.00 a.m. to 7.00 p.m. on weekdays and 7.00 a.m. to 1.30 p.m. on Saturdays (Sundays and public holidays excepted) Provided Always that at least one lift servicing each band of the Building will remain operational on a twenty-four (24) hour basis;

(c)	electricity for the lighting of the passages, corridors, staircases, water-closets and other common parts of the Building; and

(d)	water for the common water-closets and toilet facilities in the Building.

(iii)

to keep the stairs, passages, corridors, common water-closets, lifts and other common parts of the Building well and sufficiently cleaned and lighted and to engage security services for the Building (but not so as to render the Landlord liable for any loss sustained by the Tenant through the neglect, default, negligence or misconduct of any watchman or watchmen employed by the Landlord in connection with the provision of the said security services); and

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

(iv)	to insure and keep insured the Building (excluding fittings and fixtures installed by the Tenant) against damage by fire and such other risks as the Landlord may deem fit.

4.3.2	Maintenance of toilets and common areas

Notwithstanding anything herein contained, in the event that the Demised Premises consists of one whole wing of the floor, the Tenant shall be responsible at its own costs and expenses for the maintenance and repair of the toilets and common areas (including but not limited to the pantry areas) serving exclusively the Demised Premises (hereinafter referred to as “Exclusive Use Common Areas”).

5.	LANDLORD NOT LIABLE

5.1	No claim by Tenant

Notwithstanding anything herein contained the Landlord shall not be liable to the Tenant, nor shall the Tenant have any claim against the Landlord in respect of:

5.1.1

any failure or inability of or delay by the Landlord in fulfilling any of its obligations under this Tenancy Agreement or any interruption in any of the services mentioned in Clause 4.3.1 by reason of necessary repair or maintenance of any installations or apparatus or damage thereto or destruction thereof or by reason of mechanical or other defect or breakdown or by reason of any circumstances beyond the Landlord’s control (including but not limited to fire, flood, act of God, escape of water, riot, civil commotion, curfew, emergency, labour disputes or shortage of manpower, fuel, materials, electricity or water); or

5.1.2

any act, omission, default, misconduct or negligence of any porter, attendant or other servant or employee, independent contractor or agent of the Landlord in or about the performance or purported performance of any duty relating to the provision of the services or any of them as mentioned in Clause 4.3.1; or

5.1.3

any act, omission, default, misconduct or negligence of any contractor nominated or approved by the Landlord pursuant to paragraph 5 of Schedule 11 and paragraph 4 of Schedule 14, and any such contractor appointed by the Tenant shall not be deemed to be an agent or employee of the Landlord; or

5.1.4

any damage, injury or loss arising out of the leakage, breakage or defect of the piping, wiring, sprinkler system or other apparatus of the Landlord in or about UE Square and/or the structure of UE Square; or

5.1.5	any damage, injury or loss caused by other tenants or persons in UE Square; or

5.1.6	any damage, injury or loss arising from or in connection with the use of the car parks in UE Square.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

Clauses 5.1.1, 5.1.4, 5.1.5 and 5.1.6 of this Clause 5.1 shall apply for a case of negligence as well as to any other cause(s) howsoever arising.

5.2	Transfer to Management Corporation

In the event UE Square is at any time hereafter strata subdivided, then after the transfer of the management and operation of UE Square to the Management Corporation, the provision of services mentioned in Clause 4.3.1 (insofar as those services which are hereafter provided by the Management Corporation) shall cease to be the obligation or responsibility of the Landlord.

5.3	Accidents

5.3.1	The Landlord shall not be responsible to the Tenant or to the Tenant’s employees, independent contractors, agents, invitees, licensees nor to any other persons for any:

(i)	accident, happening or injury suffered in the Demised Premises or UE Square; or

(ii)

damage to or loss of any goods or property sustained in UE Square (whether or not due to the negligence or misconduct of any security guards or the failure of any security system for which the Landlord is in any way responsible); or

(iii)	act, omission, default, misconduct or negligence of any employee of the Landlord or any person acting under such employee in respect of the Demised Premises, the Building or UE Square,

howsoever occurring.

6.	PROVISOS

The parties agree to the following provisos:

6.1	Proviso for re-entry

6.1.1	If and whenever during the Term:

(i)

any or any part of the Rent or Service Charge payable under this Tenancy Agreement shall be unpaid for fourteen (14) days after any of the days when they become due for payment (whether or not they shall have been formally demanded); or

(ii)

the Tenant shall at any time fail or neglect to perform or observe any of the covenants, conditions or provisions contained in this Tenancy Agreement to be performed or observed by the Tenant and (where such breach is capable of remedy) fail to remedy such breach within fourteen (14) days after receipt of written notice from the Landlord; or

(iii)	any distress or execution is levied on the Tenant’s goods and is not discharged within seven (7) days of such levy; or

(iv)	an event of insolvency shall occur in relation to the Tenant,

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

it shall be lawful for the Landlord or any person or persons duly authorised by the Landlord for that purpose to re-enter the Demised Premises (or any part thereof in the name of the whole) at any time (and even if any previous right of re-entry has been waived) and to repossess the Demised Premises and the Term hereby created and this Tenancy Agreement shall absolutely cease and determine.

6.1.2

Re-entry in exercise of the rights contained in Clause 6.1.1 shall be without prejudice to any rights or remedies of the Landlord in respect of any breach of any of the covenants by the Tenant contained in this Tenancy Agreement (including the breach in respect of which the re-entry is made).

6.1.3

Without prejudice to any other rights or remedies of the Landlord, the Tenant shall indemnify the Landlord from and against all costs, loss and damages, including but not limited to the loss of Rent and Service Charge (payable by the Tenant had the Term been completed) and all costs and expenses incurred in any re-letting or attempted re-letting of the Demised Premises, suffered by the Landlord consequential upon the Landlord exercising its rights of re-entry.

6.1.4

The expression “an event of insolvency” in Clause 6.1.1 includes (in relation to a company or other corporation which is the Tenant) inability of the company to pay its debts, entry into liquidation either compulsory or voluntary (except for the purpose of amalgamation or reconstruction which has been previously approved by the Landlord), the passing of a resolution for winding up, the making of a proposal to the company and its creditors for a composition in satisfaction of its debts or a scheme of arrangement of its affairs, the application to the court for the appointment of a judicial manager or the appointment of a receiver or judicial manager and (in relation to an individual who is the Tenant) insolvency or inability to pay or having no reasonable prospect of being able to pay his debts as they fall due, any step being taken or the presentation of a bankruptcy petition for the bankruptcy of the Tenant, the making of a proposal to his creditors for a composition in satisfaction of his debts or a scheme of arrangement of his affairs or the appointment of a receiver in respect of his property.

6.2	Power for Landlord to deal with adjoining property and the Demised Premises

6.2.1

The Landlord may deal as it may think fit with other property belonging to the Landlord adjoining or nearby and to erect or suffer to be erected on such property any buildings whatsoever whether or not such buildings shall affect or diminish the light or air which may now or at any time be enjoyed by the Tenant in respect of the Demised Premises.

6.2.2

The Landlord shall have the right at all times without obtaining any consent from or making any arrangement with the Tenant to alter, reconstruct or modify in any way whatsoever or change the use of the parts of UE Square (including all fixtures, fittings, machinery and apparatus therein and thereto), which are defined to be common property under the Land Titles (Strata) Act (Cap 158) or if UE Square is not subdivided and registered under the Land Titles (Strata) Act (Cap 158), those parts of UE Square which would reasonably be deemed to be common property if UE Square had been subdivided and registered under that Act, so long as proper means of access to and egress from the Demised Premises are afforded and essential services are maintained at all times.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

6.2.3

Nothing contained in this Tenancy Agreement shall confer on the Tenant any right to enforce any covenant or agreement relating to other parts of UE Square demised by the Landlord to others, or limit or affect the right of the Landlord in respect of any such other premises to deal with the same and impose and vary such terms and conditions in respect thereof in any manner as the Landlord may think fit.

6.3	Removal of property after determination of Term

6.3.1

If at such time as the Tenant has vacated the Demised Premises after the determination of this Tenancy Agreement, any property of the Tenant shall remain in or on the Demised Premises and the Tenant shall fail to remove the same within seven (7) days after being requested by the Landlord so to do by a notice to that effect then the Landlord may as the agent of the Tenant sell such property and shall then apply the proceeds of sale after deducting the costs and expenses of removal, storage and sale reasonably and properly incurred by the Landlord towards discharging any sum due from the Tenant to the Landlord under the provisions of this Tenancy Agreement and shall hold the balance thereof (if any) to the order of the Tenant.

6.3.2

The Tenant shall indemnify the Landlord against any liability incurred by it to any third party whose property shall have been sold by the Landlord in the bona fide mistaken belief (which shall be presumed unless the contrary be proved) that such property belonged to the Tenant and was liable to be dealt with as such pursuant to this clause.

6.4	Notices, consents and approvals

6.4.1

All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and shall be sufficiently served on the Tenant if the same is addressed to the Tenant and sent by telefax to the Tenant’s-telefax number at the Demised Premises or delivered personally or sent by registered post to the Demised Premises. All notices, demands or other communications shall be sufficiently served on the Landlord if the same is addressed to the Landlord and sent by registered post to the registered office for the time being of the Landlord. Any such notice, demand or communication shall be deemed to have been duly served immediately (if given or made by facsimile or delivered by hand) or (if given or made by letter) twenty-four (24) hours after posting and in proving the same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted.

6.4.2

Any consent or approval under this Tenancy Agreement shall be required to be obtained before the act or event to which it applies is carried out or done and shall be effective only when the consent or approval is given in writing.

6.4.3

In any case where pursuant to this Tenancy Agreement or to any rule or regulation made hereunder, the doing or executing of any act, matter or thing by the Tenant is dependent upon the consent or approval of the Landlord, such consent or approval may be given or withheld by the Landlord in its absolute discretion

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

(unless otherwise herein provided) and upon or subject to such terms, conditions, requirements or stipulations as the Landlord may think fit. The Tenant shall pay to the Landlord upon demand any reasonable fees payable by the Landlord to consultants engaged by the Landlord to examine or advise upon application made by the Tenant (including any plans, specifications or material submitted therewith) for any consent or approval of the Landlord required pursuant to this Tenancy Agreement or any rule or regulation made hereunder, and also any other moneys or expenses properly incurred in connection therewith.

6.5	Payments

6.5.1

The Tenant covenants to pay to the Landlord promptly as and when due without demand, deduction, set-off, or counterclaim whatsoever all sums due and payable by the Tenant to the Landlord pursuant to the provisions of this Tenancy Agreement, and covenants not to exercise or seek to exercise any right or claim to withhold rent or any right or claim to legal or equitable set-off.

6.6	Determination of Floor Area

The Landlord and the Tenant agree that the Floor Area specified in paragraph 3 of Appendix A shall be final, conclusive and binding upon the parties.

6.7	Costs and expenses

The Tenant agrees to pay the Landlord (on a full indemnity basis):

6.7.1

all the Landlord’s legal costs and fees incurred in connection with the preparation and completion of this Tenancy Agreement, the stamp duty and all other disbursements and out-of-pocket expenses in respect thereof;

6.7.2	all the Landlord’s legal costs and expenses incurred in enforcing any provision of this Tenancy Agreement in the event of a breach by the Tenant;

6.7.3

all the Landlord’s costs and expenses (including solicitors’ costs and costs of the Landlord’s architect, engineer or surveyor where applicable) incurred in connection with every application made by the Tenant for any consent or approval required under this Tenancy Agreement whether or not such consent or approval shall be granted or given; and

6.7.4	all goods and services, value added and other duties or taxes payable on the costs, fees and expenses referred to in Clauses 6.7.1, 6.7.2 and 6.7.3 above.

6.8	Untenantability

If the Demised Premises or any part thereof shall at any time be damaged or destroyed by fire so as to render the Demised Premises unfit for occupation and use (except where such damage or destruction has been caused by, or the policy or policies of insurance in relation to the Demised Premises shall have been vitiated or payment of the policy monies withheld in whole or in part in consequence of, some act or default of the Tenant, its servants, independent contractors, agents or any permitted occupier) the Rent and Service Charge reserved by this Tenancy Agreement or a fair and just proportion thereof according to the nature and extent of the damage sustained shall be suspended until the Demised Premises shall again be rendered fit for occupation and use, and any dispute

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

concerning this clause shall be determined by a single arbitrator in accordance with the Arbitration Act (Cap 10) Provided Always that the Landlord may in its absolute discretion decide that the Demised Premises are so badly damaged that it will demolish and rebuild the Demised Premises instead of repairing the same and in any such event either party may within ninety (90) days after such damage has been sustained give written notice to the other terminating this tenancy and thereupon this Tenancy Agreement shall terminate and the Tenant shall (if still in occupation) vacate the Demised Premises without compensation from the Landlord, but without prejudice to any right of action of the Landlord in respect of any antecedent breaches of any covenant contained in this Tenancy Agreement on the part of the Tenant to be observed or performed.

6.9	No waiver

Knowledge or acquiescence by the Landlord of any breach by the Tenant of any of the covenants, conditions or obligations herein contained shall not operate or be deemed to operate as a waiver of such covenants, conditions or obligations and any consent or waiver of the Landlord shall only be effective if given in writing. No consent or waiver expressed or implied by the Landlord to or of any breach of any covenant, condition or obligation of the Tenant shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or obligation and shall not prejudice in any way the rights, powers and remedies of the Landlord herein contained. Any acceptance by the Landlord of Rent or Service Charge reserved by this Tenancy Agreement or any other sum payable under this Tenancy Agreement shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of a breach by the Tenant of any of the Tenant’s obligations hereunder.

6.10	No representations

The Landlord shall not be bound by any representations or promises with respect to the Building and its appurtenances, or in respect of the Demised Premises, except as expressly set forth in this Tenancy Agreement with the object and intention that the whole of the agreement between the Landlord and the Tenant shall be set forth herein, and shall in no way be modified by any discussions which may have preceded the signing of this Tenancy Agreement.

6.11	Name of UE Square

6.11.1	The Landlord shall have the right at all times without obtaining any consent from the Tenant, to change the name or number by which UE Square is known.

6.11.2

The Tenant shall not use the name of UE Square as part of its trade or business name, other than as its address and place of business. The Tenant shall not use a name, trade mark or service mark which includes the name of UE Square or any derivative name sounding similar thereto for any purpose whatsoever.

6.12	Rules and regulations

6.12.1

The Landlord shall have the right at any time and from time to time to make, add to, amend, cancel or suspend such rules and regulations in respect of UE Square as in the judgment of the Landlord may from time to time be required for the management, safety, care or cleanliness of UE Square or for the preservation of

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

good order therein or for the convenience of tenants and all such rules and regulations shall bind the Tenant, the Tenant’s employees, independent contractors, agents, visitors, invitees, licensees and permitted occupiers upon and from the date on which notice in writing thereof is given to the Tenant by the Landlord Provided Always that the Landlord shall not be liable to the Tenant in any way for violation of the rules and regulations by any person including other tenants of UE Square or the employees, independent contractors, agents, visitors, invitees or licensees of any such persons. If there shall be any inconsistency between the provisions of this Tenancy Agreement and the provisions of such rules and regulations then the provisions of this Tenancy Agreement shall prevail.

6.13	Holding over

6.13.1

If the Tenant continues to occupy the Demised Premises beyond the expiration or determination of the Term or fails to deliver vacant possession thereof to the Landlord after the expiration or determination of the Term, with the Landlord’s acquiescence and without any express agreement between the Landlord and the Tenant, the Tenant shall do so as a monthly tenant and shall pay to the Landlord for every month of such holding over double the amount of Rent and Service Charge or prevailing market rent whichever is higher and such holding over shall not constitute a renewal of this tenancy and there shall be no renewal of this tenancy by operation of law or pursuant to the provisions of this Tenancy Agreement. During the period of any such holding over all other provisions of this Tenancy Agreement shall be and remain in effect. Such tenancy shall be determinable at any time by either the Landlord or the Tenant giving to the other one month’s notice in writing. The provisions herein shall not be construed as the Landlord’s consent for the Tenant to hold over after the expiration or determination of the Term.

6.14	Changes to Plans

6.14.1

The Landlord may from time to time amend the development plans and/or the building plans for the Building and UE Square, such amendment may include but is not limited to, altering the floor plans of the Building and UE Square changing the arrangement, location or converting the use of entrances, passageways, doors, doorways, partitions, corridors, landings, staircases, lobbies, lifts, toilets, car parks or other public parts of the Building and UE Square, changing any services, apparatus and other common facilities serving the Building and UE Square, increasing the total net floor area approved for office• or other use within the Building and UE Square, or enlarging, varying or reducing the size of the units in the Building and UE Square provided that any such amendment shall be approved by the relevant government authorities.

6.15	Landlord’s right to assign

6.15.1	The Landlord shall be entitled to assign all its rights and interest and obligations under this Tenancy Agreement.

6.15.2

The Tenant hereby expressly acknowledges and undertakes to the Landlord that where the Landlord assigns its rights and interest in under or arising out of this Tenancy Agreement (including the transfer of the Security Deposit), the Tenant

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

shall be deemed to have consented to such assignment and shall accept any assignee of the Landlord as its new landlord and the Tenant shall release the Landlord from all its obligations under the provisions of this Tenancy Agreement and in particular the obligation of the Landlord to refund the Security Deposit and any other sums pursuant to the terms of this Tenancy Agreement. Where required by the Landlord, the Tenant shall enter into and execute any novation agreement or assignment entered into or to be entered into by the Landlord and its assignee, such novation agreement or assignment to be prepared by and at the expense of the Landlord.

6.16	Severance

6.16.1

The illegality, invalidity or unenforceability of any provision of this Tenancy Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

6.17	Governing law and submission to jurisdiction

6.17.1	This Tenancy Agreement shall be construed and governed by the laws of Singapore.

6.17.2

In relation to any legal action or proceeding arising out of or in connection with this Tenancy Agreement (“Proceedings”), the parties hereby irrevocably submit to the jurisdiction of the courts of Singapore and waive any objection to Proceedings in any such court on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum. Such submission shall not affect the right of any party to take Proceedings in any other jurisdiction nor shall the taking of Proceedings in any jurisdiction preclude any party from taking Proceedings in any other jurisdiction.

6.17.3

The Tenant hereby irrevocably agrees and accepts that any writ, statement of claim or other legal process in relation to any Proceedings against the Tenant, shall be sufficiently served on the Tenant if sent by registered post to the Demised Premises.

6.17.4	Nothing shall affect the right to serve process in any other manner permitted by law.

6.18	Provisions for Renewal

If the Tenant wishes to be granted a further tenancy term for the Demised Premises, the provisions set out in Schedule 16 shall apply.

6.19	Contracts (Rights of Third Parties) Act (Cap 53B)

A person who is not a party to this Tenancy Agreement has no right under the Contracts (Rights of Third Parties) Act (Cap 53B) to enforce any term of this Tenancy Agreement.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

Appendix A

1.	Tenant

Name	:	Aslan Pharmaceuticals Pte. Ltd.

Company registration no.	:	201007695N

Country of incorporation	:	Singapore

Address of registered office	:	10A Bukit Pasoh Road Singapore 08924

Telefax number	:

Telephone number	:

2.	Demised Premises

All the premises on the 12th storey of the Building known as 83 Clemenceau Avenue, UE Square, Singapore and numbered #12-03.

3.	Floor Area

4,500 square feet

4.	Term of tenancy

Three (3) years from 1 October 2016 to 30 September 2019

5.	Possession Date

1 September 2016

6.	Fitting Out Deposit

$3,000.00

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

7.	Security Deposit

$94,500.00

8.	Monthly Rent rate

$5.95 per square foot

9.	Initial monthly Rent

$26,775.00 per month

10.	Monthly Service Charge rate

(subject to increase)

$1.05 per square foot

11.	Initial monthly Service Charge

$4,725.00 per month

12.	Renewed Term

Three (3) years

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

Schedule 1

TOGETHER WITH (but to the exclusion of all other liberties, easements, rights or advantages):

FIRSTLY

the right for the Tenant and others duly authorised by the Tenant of ingress to and egress from the Demised Premises in over and along all the usual entrances, landings, lifts, lobbies and corridors leading thereto in common with the Landlord and all others so authorised by the Landlord and all other persons entitled thereto, such right being only so far as is necessary and as the Landlord can lawfully grant; and

SECONDLY

the right for the Tenant and others duly authorised by the Tenant to use such sufficient toilet facilities in the Building as shall be designated from time to time in writing by the Landlord but such user shall be in common with the Landlord and all others so authorised by the Landlord and all other persons entitled thereto.

THIRDLY

the right for the Tenant and all others authorised by the Tenant to enjoy the benefit of the air-conditioning system installed in the Building (subject to the obligation of the Tenant to connect the same to the air-conditioning distributing ducts installed or to be installed by the Tenant in the Demised Premises) in common with the Landlord and all other persons entitled thereto.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

Schedule 2

EXCEPTING AND RESERVING unto the Landlord:

1.

the right to the free and uninterrupted passage and running of water, gas, sewage, electricity, air-conditioning services, telephone and other services or supplies from and to other parts of the Building and/or UE Square in and through the Conducting Media and ancillary apparatus which now are or may during the Term be in, on, under or over the Demised Premises.

2.	all rights of entry upon the Demised Premises referred to in Clause 3 of this Tenancy Agreement.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

Schedule 3

Tenant’s Works

(referred to in Clause 2.4)

1.

The Tenant shall accept the Demised Premises in its existing state and condition with full knowledge of all structural, mechanical and electrical specifications of the Demised Premises as set out in the Tenant’s Fitting Out Brief. The Tenant shall carry out at the Tenant’s own costs and expenses all works required by the Tenant for purpose of fitting out the Demised Premises and shall comply with and observe the guidelines, terms and conditions set out in the Tenant’s Fitting Out Brief.

2.

Prior to the commencement of the Tenant’s Works, the Tenant shall at its own costs and expense engage consultants approved by the Landlord, to consider and approve the layout and specifications for the Tenant’s Works and to assist the Tenant in the submission of plans and the supervision of all works to be carried out by the Tenant. The fees and expenses of such consultants shall be borne by the Tenant and forthwith paid by the Tenant when they fall due. Such consultants shall not be deemed to be agents or employees of the Landlord and the Tenant shall not have any claim whatsoever against the Landlord in respect of any act, omission, default, misconduct or negligence of any such consultants.

3.

Prior to the commencement of the Tenant’s Works, the Tenant shall at its own costs and expense submit to the Landlord for approval all plans, layouts, designs, drawings and specifications for the Tenant’s Works (including details of proposed materials to be used for the Tenant’s Works) before the Tenant submits the same to any relevant government authority for the approval. The Landlord shall be entitled to engage its architect, engineer or other consultant(s) for the purpose of considering the plans, specifications and materials relating to the Tenant’s Works, the fees and expenses of such architect, engineer and consultant(s) incurred in connection therewith shall be borne by the Tenant and forthwith paid by the Tenant to the Landlord on demand. If the Tenant fails to make payment on demand, the Landlord may effect payment of the same and all expenses so incurred by the Landlord together with Interest from the date of expenditure until the date they are paid by the Tenant to the Landlord, shall be recoverable from the Tenant as if they were rent in arrears. All drawings and plans in respect of the Tenant’s Works (including drawings and plans in respect of mechanical and electrical and structural works) which have been submitted to and approved by the Landlord, shall be endorsed by the Project Consultants, for purpose of submission to the relevant government authorities for approval.

4.	The Tenant shall apply for and obtain the Requisite Consents in relation to the Tenant’s Works.

5.

Prior to the commencement of the Tenant’s Works, the Tenant shall effect and maintain at the Tenant’s cost and expense, a comprehensive public liability policy, covering the period from the date of commencement of the Tenant’s Works to the date of completion of the Tenant’s Works for an adequate amount or such higher amounts as the Landlord may from time to time prescribe with a reputable insurance company naming the Landlord, the Landlord’s main contractor and the Tenant’s fitting out contractor as the co-insured parties for their respective rights and interests.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

6.

Prior to the Tenant taking possession of the Demised Premises, the Tenant shall deposit with the Landlord the Fitting Out Deposit as security for (i) the Tenant making good to the satisfaction of the Landlord all damage to the Demised Premises and the Building resulting from the execution of the Tenant’s Works, (ii) the Tenant removing all waste materials and debris arising from non-structural addition and alteration works relating to the Tenant’s Works and (iii) the due compliance by the Tenant of the provisions of the Tenant’s Fitting Out Brief.

If the Tenant fails to comply with the provisions of (i), (ii) and (iii) above, the Landlord may effect the necessary works, and apply the Fitting Out Deposit in meeting the costs and expenses so incurred by the Landlord, and the Fitting Out Deposit subject to any deductions to be made by the Landlord pursuant to the provisions herein, shall be repaid to the Tenant, without interest, within one (1) month after the proper completion of the Tenant’s Works (in compliance with the provisions of this Schedule 3 and the making good of the damage (if any) to the Demised Premises and the Building as aforesaid.

If the Fitting Out Deposit shall be insufficient, the Tenant shall pay to the Landlord on demand all expenses so incurred with Interest from the date of expenditure until the date they are paid by the Tenant to the Landlord (such expenses and Interest to be recoverable as if they were rent in arrears).

7.	Following the approval of the Landlord and the obtaining of the Requisite Consents, the Tenant shall proceed to carry out and complete the Tenant’s Works to the Landlord’s reasonable satisfaction:

(a)	in accordance with the plans, layouts, designs, drawings, specifications and other details approved by the Landlord;

(b)	with good and suitable materials of a type, quality, colour and standard approved by the Landlord;

(c)	in a good and workmanlike manner in accordance with good building practice and in compliance with the reasonable requirements of the Landlord’s architect;

(d)	so as not to cause any obstruction or interference with the works of other tenants or occupiers of the Building;

(e)	in accordance with the Requisite Consents in relation to the Tenant’s Works;

(f)	in accordance with the guidelines, terms and conditions set out in the Tenant’s Fitting Out Brief;

(g)	in compliance with all statutes, orders and regulations made under codes of practice of local authorities and competent authorities affecting the Tenant’s Works and/or the Demised Premises; and

(h)	with due diligence.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

8.	The Tenant’s Works shall only be carried out:

(a)

in the case of any installation works in respect of the airconditioning and mechanical ventilation system, fire-fighting and alarm system, telecommunication, security and closed-circuit television system and building automation system and any electrical engineering works, by specialist contractors nominated by the Landlord and separately employed by the Tenant in relation to the Tenant’s Works; and

(b)	in all other cases by engineers or contractors appointed by the Tenant with the approval of the Landlord.

A contractor or engineer nominated or approved by the Landlord pursuant to this paragraph shall not be deemed to be an agent or employee of the Landlord and the Tenant shall not have any claim whatsoever against the Landlord in respect of any act, omission, default, misconduct or negligence of any such contractor.

9.

The Tenant shall permit the Landlord and its servants or agents at all reasonable times to enter into and inspect and view the Demised Premises to ascertain if the Tenant’s Works are or have been carried out in accordance with the provisions of this Schedule 3. If any breach of the provisions of this Schedule 3 shall be found upon such inspection, the Tenant shall upon notice by the Landlord take all necessary steps for the rectification of such breach.

10.	The Tenant shall indemnify and keep the Landlord indemnified against:

(a)	the breach, non-observance or non-performance of any Requisite Consents in relation to the Tenant’s Works; and

(b)	any claims, demands or proceedings brought by any adjoining owner, tenant, occupier or member of the public arising out of or incidental to the execution of the Tenant’s Works.

11.

Any delay in carrying out or completing the Tenant’s Works shall not be a ground for postponing the commencement of the Term or payment of Rent, Service Charge and other moneys reserved by this Tenancy Agreement, or relieve in any way the Tenant from the performance and observance of the obligations, covenants, conditions and provisions on the Tenant’s part to be performed and observed.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

Schedule 4

Rent Provisions

1.	Tenant’s liability to pay Rent

1.1	The Tenant shall pay to the Landlord the monthly Rent by equal monthly payments in advance on the first day of each month (each a “Payment Date”).

1.2

On or before the date of commencement of the Term, the Tenant shall pay to the Landlord the pro-rated Rent calculated from the date of commencement of the Term up to and including the day immediately preceding the next Payment Date, and thereafter the Rent shall be paid on each succeeding Payment Date.

2.	Calculation of Rent

2.1

The Rent payable in respect of the Demised Premises shall be calculated at the monthly rate set out in paragraph 8 of Appendix A, on the basis of the Floor Area of the Demised Premises. The initial monthly Rent payable by the Tenant calculated on the Floor Area set out in paragraph 3 of Appendix A shall be the sum set out in paragraph 9 of Appendix A.

3.	Rent Free Period

The Landlord shall grant the Tenant a Rent Free Period (free of Gross Rent) of 0.5 month for the period from 15 September 2019 to 30 September 2019.

3.2

In the event that the Term of the Tenancy is prematurely terminated by the Tenant for any reason whatsoever or the same is determined by the Landlord in consequence of the Tenant’s breach of the terms and conditions applicable thereto, the Tenant shall compensate and pay to the Landlord on demand an amount calculated at the monthly rate equivalent to the Rent and Service Charge which could have been applicable if the rent free period constituted part of the Term of the Tenancy and for the entire duration of the Rent Free Period. This right is only enforceable in the event of non performance under the Tenancy Agreement whereby the Landlord is, per the Tenancy Agreement, permitted to terminate the Tenancy.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

Schedule 5

Service Charge Provisions

1.	Tenant’s liability to pay Service Charge

1.1

The Tenant shall pay to the Landlord during the Term, a monthly Service Charge based on the monthly Service Charge rate set out in paragraph 10 of Appendix A (subject to increase as hereinafter provided) calculated on the Floor Area of the Demised Premises, such Service Charge shall be paid on the same days upon which Rent is payable under this Tenancy Agreement. The monthly Service Charge payable by the Tenant in respect of the Demised Premises calculated on the Floor Area set out in paragraph 3 of Appendix A shall be the sum set out in paragraph 11 of Appendix A.

1.2	The Service Charge shall be calculated on the basis of the Apportioned Outgoings (as defined in paragraph 2).

1.3	The Landlord shall be entitled at any time and from time to time to increase the Service Charge by written notice in that behalf subject to the provisions hereinafter contained.

1.4

If (i) the actual amount of Total Outgoings (as defined in paragraph 2) incurred during the first year of the Term exceeds the amount of Total Outgoings on which the monthly Service Charge rate set out in paragraph 10 of Appendix A was calculated or (ii) in respect of any subsequent period of the Term, there is any increase in the Total Outgoings, the Tenant shall be liable to pay an increased amount of Service Charge in each and every month. A written notice by the Landlord (the “Landlord’s Notice”) stating the amount of the increase in the Service Charge on a per square foot basis and the effective date of such increase shall be accepted by the Tenant as conclusive and binding of the matters so stated. The increase in Service Charge shall be chargeable and payable with effect from the date specified in the Landlord’s Notice. If there shall be any additional Service Charge payable from a date prior to the issuance of the Landlord’s Notice, the aggregate amount of such additional Service Charge shall be payable by the Tenant forthwith upon the issuance of the Landlord’s Notice. Additional Service Charge for the period after the issuance of the Landlord’s Notice shall be added to the prevailing Service Charge and such aggregate sum shall be and remain the Service Charge until further increased by the Landlord under this paragraph 1.

1.5

The provisions of this Schedule 5 shall continue to apply notwithstanding the expiry or earlier determination of the Term but only in respect of the tenancy period down to the expiry or earlier determination of this Tenancy Agreement.

2.	Definitions

For purpose of this Schedule 5:

“Apportioned Outgoings” means the portion of Total Outgoings as shall be Attributable to the Demised Premises.

“Attributable to the Demised Premises” means the proportion of the Total Outgoings determined by the Landlord by reference to the proportion which the Floor Area of the Demised Premises bears towards the Net Area of the Office Premises.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

“Net Area of the Office Premises” means the total area of rentable floor space designated from time to time for use as office space (including any floor space occupied by the Landlord) in the Building as determined by the Landlord.

“Office Premises” means all that portion of the Building comprising the strata lot areas approved for use as office and other approved uses situate on the 2nd storey to the 18th storey (both inclusive) of the Building.

“Office Premises Common Area” means those parts of the Office Premises which the Landlord provides or designates from time to time for the general use by or for the benefit of the Tenant and its permitted occupiers in common with other tenants, occupiers and users of the Office Premises, including but not limited to common passages, corridors, staircases, waterclosets and the areas used to contain or for the maintenance of the plant, equipment and installations necessary for the provision of the Office Premises Common Facilities.

“Office Premises Common Facilities” means the mechanical and electrical services and other amenities, facilities and services provided by the Landlord from time to time to serve the Demised Premises and the Office Premises and for general use by or for the benefit of the Tenant and its permitted occupiers in common with other tenants, occupiers and users of the Office Premises.

“Total Outgoings” means the total sum of all outgoings, costs and expenses of the Landlord assessed or assessable, charged or chargeable, paid or payable or otherwise incurred by the Landlord in relation to the following matters:

(a)

The expenses paid or payable by the Landlord as contributions towards the costs of services and maintenance for the Common Property of UE Square and attributable to the Office Premises, such contributions to include all amounts paid or payable to the Management Corporation in respect of amounts levied from time to time by Management Corporation on the Office Premises;

(b)

all amounts payable in respect of insurances (including but not limited to fire, public liability, theft/ burglary, workmen’s compensation, common law liability insurance) relating to the Office Premises Common Area and Office Premises Common Facilities and all the plant, machinery, equipment, installations, appliances and all Conducting Media in relation thereto, and for the personnel engaged in the operation and maintenance of the Office Premises Common Area and Office Premises Common Facilities;

(c)

all costs in relation to the management, control and administration of the Office Premises Common Area and Office Premises Common Facilities including without limitation the employment or engagement of engineers, maintenance staff, security staff and other personnel engaged in the operation and maintenance of the Office Premises Common Area and Office Premises Common Facilities;

(d)

the cost of uniforms, salaries, wages, bonuses, allowances and other emoluments, remuneration and benefits of all personnel engaged in the operation and maintenance of the Office Premises Common Area and Office Premises Common Facilities as well as payroll tax and Central Provident Fund and other statutory contributions or charges in respect thereof;

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

(e)

all costs of operating and maintaining the Office Premises Common Area and Office Premises Common Facilities and supplying all services from time to time provided for tenants and occupiers of the Office Premises including but without limiting the generality of the foregoing, repairs and replacements, repainting and redecorating of the Office Premises Common Area and Office Premises Common Facilities and the maintenance, repair, renovation, renewal, replacement and amortization of all lifts, escalators, air-conditioning plant, fire and security alarm systems, fire-fighting equipment and other plant and equipment required in connection with any of such services, and all Conducting Media in relation thereto;

(f)	all costs and charges (including taxes thereon) for lighting, power, air-conditioning and ventilation incurred in connection with the Office Premises Common Area and Office Premises Common Facilities;

(g)	all charges for and costs in relation to the supply of water to and removal of all sewerage, waste and other garbage from the Office Premises Common Area and the Office Premises Common Facilities;

(h)	all costs and charges for the cleaning of the Office Premises Common Area;

(i)	all expenses of supplying toilet paper, soap and other toilet requisites in the water-closets, washrooms and lavatories of the Office Premises Common Area;

(j)	all fees and charges of managing agents employed for the carrying out and provision of services for the Office Premises Common Area and Office Premises Common Facilities;

(k)

all fees and charges of auditors, accountants and other professional consultants engaged in connection with the provision of services for the Office Premises Common Area and Office Premises Common Facilities;

(I)

all sums in each year as may be set aside as a fund to cover repairs, renovations, painting, replacements and maintenance of a substantial but infrequent or irregular nature of the Office Premises Common Area and Office Premises Common Facilities and the plant machinery and electrical and other apparatus therein including lifts, air-conditioning plant, fire fighting, security, alarm equipment and all Conducting Media in relation thereto; and

(m)

all items of expenditure incurred in carrying out all other works, acts, matters or things or in providing all such other services or amenities of any kind whatsoever in relation to the Office Premises Common Area and Office Premises Common Facilities.

3.	No objection by Tenant

The Tenant shall not be entitled to object to any item of costs comprised in the Total Outgoings or otherwise on any of the following grounds:

3.1	the inclusion in a subsequent accounting period of any item of expenditure or liability omitted from the computation of the Total Outgoings for any preceding accounting period; or

3.2	the exclusion in a subsequent accounting period of any item of expenditure or liability included in the computation of the Total Outgoings for any preceding accounting period; or

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

3.3	an item of charge included at a proper cost might have been provided or performed at a lower cost; or

3.4	disagreement with any estimate of future expenditure for which the Landlord requires to make provision so long as the Landlord has acted in good faith and in the absence of manifest error; or

3.5	the manner in which the Landlord exercises its discretion in providing services so long as the Landlord acts in good faith and in accordance with the principles of good estate management; or

3.6	the employment of managing agents to carry out and provide on the Landlord’s behalf services under this Schedule 5.

4.	After taking over by Management Corporation

4.1

After the taking over by the Management Corporation of the maintenance and management of the Building and UE Square, the Service Charge payable by the Tenant shall be all such contributions (and any revisions thereof) as may from time to time be levied in respect of the Demised Premises by the Management Corporation for the purpose of the Management Corporation meeting actual or expected liabilities referred to in section 48(1)(m) and (n) of the Land Titles (Strata) Act (Cap 158) and for the establishment of the management fund and sinking fund referred to in section 48(1)(o) and (p) of the said Act. If the Demised Premises comprise part of a subsidiary strata lot, the aforesaid contributions levied by the Management Corporation in respect of that subsidiary strata lot, shall be pro-rated according to the strata title area of the relevant subsidiary strata lot, and the Tenant shall pay a proportionate part of such contributions attributable to the Demised Premises, the Landlord’s statement of such apportionment to be conclusive as to the amount thereof.

4.2	The Service Charge referred to in paragraph 4.1, shall be paid to the Landlord on the same days upon which Rent is payable under this Tenancy Agreement.

4.3	The provisions of this paragraph 4 shall continue to apply notwithstanding the expiry or earlier determination of this tenancy.

5.	Maintenance and cleaning of toilets and common areas (only applicable for full wing Tenant)

Notwithstanding anything herein contained, in the event that the Demised Premises consists of one (1) whole wing of the floor, the Tenant shall be responsible at its own costs and expenses for the maintenance and cleaning of the Exclusive Use Common Areas.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

Schedule 6

(referred to in Clauses 3.1.2, 3.1.3 and 3.1.4)

Interest and Taxes

The Tenant hereby covenants with the Landlord as follows:

1.

If the whole or any part of the Rent, Service Charge and other monies due under this Tenancy Agreement shall remain unpaid fourteen (14) days after they shall have become due (whether such Rent, Service Charge or other monies be formally demanded or not) or if the Landlord shall refuse to accept the tender of Rent, Service Charge or other monies because of a breach of covenant on the part of the Tenant, then to pay Interest on such Rent (or part thereof), Service Charge (or part thereof) and other monies, as from the date they became due until they are paid to (or accepted by) the Landlord and such Interest shall be recoverable from the Tenant as if they were rent in arrears. Nothing in this paragraph 1 shall entitle the Tenant to withhold or delay any payment of the Rent or Service Charge or any other sum due under this Tenancy Agreement after the date upon which they fall due or in any way prejudice affect or derogate from the rights of the Landlord in relation to such non-payment including (but without prejudice to the generality of the above) under the proviso for re-entry contained in this Tenancy Agreement.

2.

It is hereby agreed that the Rent, Service Charge and other sums payable by the Tenant under this Tenancy Agreement (hereinafter collectively called “the Agreed Sum”) shall, as between the Landlord and the Tenant be exclusive of any applicable goods and services tax, imposition, duty and levy whatsoever (hereinafter collectively called “Taxes”) which may from time to time be imposed or charged before, on or after the commencement of this tenancy (including any subsequent revisions thereto) by any government, quasi-government, statutory or tax authority (hereinafter called “the Authorities”) on or calculated by reference to the amount of the Agreed Sum (or any part thereof) and the Tenant shall pay all such Taxes or reimburse the Landlord for the payment of such Taxes, as the case may be, in such manner and within such period as to comply or enable the Landlord to comply with any applicable orders or directives of the Authorities and the relevant laws and regulations.

If the Landlord or the Tenant (or any person on their behalf) is required by law to make any deduction or withholding or to make any payment, on account of such Taxes, from or calculated by reference to the Agreed Sum (or any part thereof):

(a)

The Tenant shall pay, without requiring any notice from the Landlord all such Taxes for its own account (if the liability to pay is imposed on the Tenant), or on behalf of and in the name of the Landlord (if the liability to pay is imposed on the Landlord) on receipt of written notice from the Landlord, and without prejudice to the foregoing, if the law requires the Landlord to collect and to account for such Taxes, the Tenant shall pay such Taxes to the Landlord (which shall be in addition to the Tenant’s liability to pay the Agreed Sum) on receipt of written notice from the Landlord; and

(b)	the sum payable by the Tenant in respect of which the relevant deduction, withholding or payment is required on account of such Taxes, shall be increased

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

to the extent necessary to ensure that after the making of the aforesaid deduction, withholding or payment, the Landlord or any person or persons to whom such sum is to be paid, receives on due date and retains (free from any liability in respect of any such deduction, withholding or Taxes) a net sum equal to what would have been received and retained had no such deduction, withholding or payment been required or made.

The rights of the Landlord under this paragraph 2 shall be in addition and without prejudice to any other rights or powers of the Landlord under any applicable order or directive of the Authorities or any relevant law or regulation, to recover from the Tenant the amount of such Taxes which may be or is to be paid or borne by the Landlord.

The Tenant shall indemnify and hold harmless the Landlord from any losses, damages, claims, demands, proceedings, actions, costs, expenses, interests and penalties suffered or incurred by the Landlord arising from any claim, demand, proceeding or action that may be made or instituted by the Authorities in respect of such Taxes and resulting from any failure or delay on the part of the Tenant in the payment and discharge of any such Taxes. Without prejudice to any of the foregoing provisions, the Tenant shall pay and reimburse the Landlord for all goods and services tax which may from time to time be imposed or charged before, on or after the commencement of this tenancy in respect of any supply which may be determined by the Comptroller of Goods and Services Tax under or in connection with the occupation and tenancy of the Demised Premises and the Tenant shall indemnify and hold harmless the Landlord from any losses, damages, claims, demands, proceedings, actions, costs, expenses, interests and penalties suffered or incurred by the Landlord in respect of any such goods and services tax.

3.

Property tax imposed or levied by the relevant government authority on the Demised Premises or on the Building or on UE Square (or any part thereof) and as may be apportioned by the Landlord or attributable to the Demised Premises shall be paid as follows:

(a)

The Landlord shall for the duration of the Term pay property tax levied on or attributable to the Demised Premises but such payment by the Landlord in respect of the Demised Premises shall not exceed property tax calculated (i) on the basis of an annual value equivalent to the annual Rent payable under this Tenancy Agreement; and (ii) at the property tax rate applicable on first assessment of property tax. In the event that any additional property tax levied by the relevant authority on or apportioned by the Landlord as attributable to the Demised Premises is payable on account of (i) the annual value assessed by the relevant government authority or apportioned by the Landlord as attributable to the Demised Premises (whether on first assessment by the relevant government authority or as increased from time to time whether retrospective or otherwise) which is in excess of the annual value calculated as aforesaid by reference to the annual Rent; and/or (ii) an increase in the property tax rate above the rate applicable on first assessment, such additional property tax shall be borne and paid by the Tenant to the Landlord on demand.

(b)	In the event that the Landlord grants to the Tenant rent free periods or rent rebates during the Term, the provisions of this paragraph 3(b) shall apply in

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

substitution of the provisions of paragraph 3(a). The Landlord shall for the duration of the Term pay property tax levied on or attributable to the Demised Premises but such payment by the Landlord in respect of the Demised Premises shall not exceed property tax calculated (i) on the basis of an annual value equivalent to the annual Effective Rent payable by the Tenant under this Tenancy Agreement; and (ii) at the property tax rate applicable on first assessment of property tax. In the event that any additional property tax levied by the relevant authority on or apportioned by the Landlord as attributable to the Demised Premises is payable on account of (i) the annual value assessed by the relevant government authority or apportioned by the Landlord as attributable to the Demised Premises (whether on first assessment by the relevant government authority or as increased from time to time whether retrospective or otherwise) which is in excess of the annual value calculated as aforesaid by reference to the annual Effective Rent; and/or (ii) an increase in the property tax rate above the rate applicable on first assessment, such additional property tax shall be borne and paid by the Tenant to the Landlord on demand.

For purpose of this paragraph, the annual “Effective Rent” is calculated by using the following formula:

annual

Effective Rent =	A	×	12
B

where

A :	refers to the total aggregate amount of Rent payable by the Tenant for the entire duration of the Term, taking into account the rent free periods and rent rebates.

B :	the number of months comprising the entire duration of the Term.

(c)

The Tenant’s liability in respect of any additional property tax referable to the Term of this tenancy, pursuant to the provisions of this paragraph 3 of Schedule 6 shall not be affected by the expiry or earlier determination of this tenancy.

(d)	Objection to any assessment of annual value or imposition of property tax on the Demised Premises during the Term may be made only by the Landlord in its sole discretion.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

Schedule 7

(referred to in Clause 3.2)

Utilities

The Tenant hereby covenants with the Landlord as follows:

1. (a)

To pay all charges including any taxes now or in the future imposed by the Designated Supplier or other appropriate authority in respect of electricity and/or chilled water supplied to all air-conditioning fan coil units and any other services supplied and metered separately to the Demised Premises which shall be consumed or supplied on or to the Demised Premises, and to pay all necessary hire charges for any equipment or appliances supplied to the Tenant irrespective of whether the same was installed by the Landlord or the Tenant and whether the electricity and/or chilled water is supplied during or beyond the operating hours of the Building and whether invoiced by a Designated Supplier, other supplier or by the Landlord, and all transmission and transportation charges payable in connection with the supply of such electricity and/or chilled water supplied to all air-conditioning fan coil units and any other services supplied.

(b)

To arrange at its own costs and expenses for the installation and testing of the meter and any equipment or appliances required to separately measure the services supplied to the Demised Premises and for licensed electrical contractors to apply to the Designated Supplier for such installations and testing.

(c)

Without prejudice to the foregoing, in the event of such electricity or other services not being supplied and metered separately to the Demised Premises, to pay to the Landlord a proportionate part of the cost thereof, such cost to be calculated by the Landlord and notified to the Tenant by a statement from the Landlord in writing, such statement to be conclusive as to the amount thereof, and in the event of the Designated Supplier or other equivalent authority responsible for the supply of electricity and any other services supplied and used in the Building increasing the charges therefor, the Tenant shall pay to the Landlord a proportionate part of the increased costs thereof, such costs to be calculated by the Landlord and notified to the Tenant by a statement from the Landlord in writing, such statement to be conclusive as to the amount thereof.

(d)

Where any agreement for the purchase of electricity and/or chilled water supplied to all air-conditioning fan coil units and any other services supplied (whether entered into by the Landlord or the Tenant) Is terminated for reasons not due to the default of the Landlord, the Landlord shall not be liable to compensate the Tenant for any loss or damage occurring to the Tenant as a result of such termination, including any economic loss and/or loss of revenue, profits, business and/or custom.

2.	Not to object to any Designated Supplier.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

3.

Without affecting the provisions of Clause 1 of Schedule 7 above, the Landlord may, at its discretion and on behalf of the tenants of the Building, arrange for the purchase of bulk electricity for the Building from an electricity retailer, in which case, the Tenant must accept the Landlord’s choice of electricity retailer, and sign all relevant agreements, consents and/or authorisation forms as may be required by the Landlord for the purpose. If at any time thereafter, the Landlord’s arrangement for the purchase of bulk electricity for the Building is terminated for any reason whatsoever, the Landlord shall notify the Tenant in writing of such termination and;

(a)	The Tenant must arrange for and procure its own supply of electricity to the Premises; and

(b)

The Landlord shall not be liable to compensate the Tenant for any loss or damage occurring to the Tenant as a result of such termination, including any economic loss and/or loss of revenue, profits, business and/or customers.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

Schedule 8

(referred to in Clause 3.3)

Security Deposit

The Tenant hereby covenants with the Landlord as follows:

1.

The Tenant shall deposit with the Landlord the sum equivalent to three (3) months’ Rent and Service Charge for the Demised Premises (the “Security Deposit”), which Security Deposit shall be maintained at an amount equivalent to three (3) months’ Rent and Service Charge during the Term.

2.

The Security Deposit shall be held by the Landlord as security for the due performance and observance by the Tenant of all the covenants and provisions contained in this Tenancy Agreement and as security for any claim by the Landlord at any time against the Tenant in relation to any matter in connection with the Demised Premises whether the tenancy is subsisting or not, and subject to any deductions to be made by the Landlord pursuant to the provisions of this Tenancy Agreement, shall be repaid to the Tenant without interest within one (1) month from the date the Demised Premises duly repaired, cleaned, decorated and reinstated in accordance with the Tenant’s covenants in this Tenancy Agreement, are returned to the Landlord.

3.

If the Tenant shall commit a breach of any of the provisions of this Tenancy Agreement, the Landlord shall be entitled but not obliged to apply the Security Deposit or any part thereof in or towards payment of moneys outstanding or making good any breach by the Tenant or to deduct from the Security Deposit the loss or expense to the Landlord occasioned by such breach but without prejudice to any other rights or remedies which the Landlord may be entitled. If any part of the Security Deposit shall be applied by the Landlord in accordance herewith, the Tenant shall on demand by the Landlord forthwith deposit with the Landlord the amount set-off by the Landlord from the Security Deposit. Provided Always that no part of the Security Deposit shall without the written consent of the Landlord be set-off by the Tenant against any Rent, Service Charge or other sums owing to the Landlord.

4.

If from time to time during the Term, the Rent or Service Charge is increased, the Security Deposit paid by the Tenant to the Landlord shall likewise be increased and the difference shall be paid within fourteen (14) days of the Landlord’s notice requiring payment.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

Schedule 9

(referred to in Clause 3.4)

Insurance

The Tenant hereby covenants with the Landlord as follows:

1.

At the Tenant’s own cost and expense at all times during the Term to take out and keep in force in the joint names of the Landlord and the Tenant for their respective rights and interest a comprehensive public liability insurance policy in an adequate amount or in such higher amounts as the Landlord may from time to time prescribe, in respect of any one occurrence, such policy shall be extended to include the Tenant’s legal liability for loss of or damage to the Demised Premises (including all fixtures and fittings therein) and in this regard, the Tenant shall ensure that the relevant exclusion in the said public liability policy relating to the property in the care, custody or control of the Tenant or any servant of the Tenant, be deleted entirely.

2.	All policies of insurance required to be effected by the Tenant shall be taken out with a reputable insurance company approved by the Landlord.

3.

On written demand at any time by the Landlord, to produce forthwith to the Landlord any policy of insurance which the Tenant is required to effect hereunder and the receipt for the last premium payable in respect of such policy. Provided Always that nothing herein shall render the Landlord liable for the correctness or adequacy of such policies or for ensuring that they comply with all relevant legislation pertaining to insurance.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

Schedule 10

(referred to in Clause 3.5)

Repair of Demised Premises

The Tenant hereby covenants with the Landlord as follows:

1.

At all times to repair and to keep in a clean and good state of tenantable repair and condition (fair wear and tear excepted), the Demised Premises including the interior thereof, the flooring, interior plaster or other surface material or rendering on walls and ceilings, fixtures therein, all doors, windows, glass, locks, fastenings, installations and fittings for light and power, the Conducting Media within and serving the Demised Premises, and to make good to the satisfaction of the Landlord any damage or breakage caused to any part of the Demised Premises or to the Landlord’s fixtures and fittings therein by the bringing in or removal of the Tenant’s goods or effects or resulting from any action or omission of the Tenant, its employees, independent contractors, agents or any permitted occupier.

2.

The obligations in this Schedule 10 extend to all improvements and additions to the Demised Premises and all Landlord’s fixtures, fittings and appurtenances of whatever nature affixed or fastened to the Demised Premises.

3.

If any damage or injury is caused to the Landlord or to any person whomsoever directly or indirectly on account of the condition of any part of the interior of the Demised Premises (including flooring, walls, ceiling, doors, windows, curtain wall and its related parts including fluorocarbon coating thereon and other fixtures), to be wholly responsible therefor and to fully indemnify the Landlord against all claims, demands, actions and legal proceedings whatsoever made upon the Landlord by any person in respect thereof. In the interpretation and application of the provisions of this Schedule 10 the decision of the surveyor or architect of the Landlord shall be final and binding upon the Tenant.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

Schedule 11

(referred to in Clause 3.6)

Alterations and Additions

The Tenant hereby covenants with the Landlord as follows:

1.	Not to make any alterations or additions to or affecting the structure or exterior of the Demised Premises or the appearance of the Demised Premises as seen from the exterior.

2.

Not to paint or make any additions or alterations or exert any force or load on the frame structure and all its related parts or to place or affix any structures or articles or materials thereon which would otherwise render the warranty granted in favour of the Landlord in respect of such roof, walls, floor and structure null and void.

3.

Not without the prior written consent of the Landlord to make any other alterations or additions to the Demised Premises. For purpose of seeking the Landlord’s consent herein, the Tenant shall submit to the Landlord all plans, layouts, designs, drawings, specifications and details of proposed materials to be used for any proposed alterations and additions. Alterations and additions for purpose of this Schedule 11 shall include but shall not be limited to works relating to:

(a)	internal partitions, floors and ceilings within the Demised Premises;

(b)	electrical wiring, conduits, light fittings and fixtures;

(c)	air-conditioning installations ducts and vents;

(d)	fire protection devices;

(e)	all plumbing and gas installations, pipes, apparatus, fittings and fixtures; and

(f)	all mechanical and electrical engineering works.

4.	The Landlord shall be entitled to engage its architect, engineer or other consultant(s) for the purpose of:

(i)	considering the plans, specifications and materials relating to the proposed alterations or additions; and

(ii)	supervising all works carried out by the Tenant.

The fees and expenses of such architect, engineer and consultant(s) incurred in connection therewith shall be borne by the Tenant and forthwith paid by the Tenant to the Landlord on demand. If the Tenant fails to make payment on demand, the Landlord may effect payment of the same and all expenses so incurred by the Landlord together with Interest from the date of expenditure until the date they are paid by the Tenant to the Landlord, shall be recoverable from the Tenant as if they were rent in arrears.

5.	All alterations and additions to the Demised Premises shall only be carried out:

(a)

in the case of any installation works in respect of the air-conditioning and mechanical ventilation system, fire-fighting and alarm system, telecommunication, security and closed-circuit television system and building automation system and any electrical engineering works, by specialist contractors nominated by the Landlord and separately employed by the Tenant in relation to the Tenant’s Works; and

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

(b)	in all other cases by engineers or contractors appointed by the Tenant with the approval of the Landlord.

6.

All planning and other consents necessary or required pursuant to the provisions of any statute, rule, order, regulation or by-law for any alteration or addition to the Demised Premises or any part thereof, shall be applied for and obtained by the Tenant at its own cost and expense.

7.

The Tenant shall carry out and complete all alterations and additions to the Demised Premises in accordance with plans, layouts, designs, drawings, specifications and using materials approved by the Landlord, in a good and workmanlike manner in accordance with all planning and other consents referred to in paragraph 6, and in compliance with the reasonable requirements of the Landlord’s architect.

8.	The Tenant shall not install or erect any exterior lighting, shade, canopy or awning or other structure in front of or elsewhere outside the Demised Premises.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

Schedule 12

(referred to in Clause 3.7)

Landlord’s right of inspection and right of repair

The Tenant hereby covenants with the Landlord as follows:

1.

To permit the Landlord and its servants or agents at all reasonable times and by prior appointment with the Tenant to enter into, inspect and view the Demised Premises and examine their condition and also to take a schedule of fixtures in the Demised Premises.

2.

If any breach of covenant, defects, disrepair, removal of fixtures or unauthorised alterations or additions shall be found upon such inspection for which the Tenant is liable then upon notice by the Landlord to the Tenant, to execute all repairs, works, replacements or removals required within one (1) month (or sooner if required by the Landlord) after the receipt of such notice, to the reasonable satisfaction of the Landlord or its surveyor.

3.	In case of default by the Tenant, it shall be lawful for workmen or agents of the Landlord to enter into the Demised Premises and execute such repairs, works, replacements or removals.

4.

To pay to the Landlord on demand all expenses so incurred with Interest from the date of expenditure until the date they are paid by the Tenant to the Landlord (such expenses and Interest to be recoverable as if they were rent in arrears).

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

Schedule 13

(referred to in Clause 3.8)

Landlord’s right of entry for repairs etc

The Tenant hereby covenants with the Landlord as follows:

1.

To permit the Landlord and the agents, workmen and others employed by the Landlord or by the Management Corporation or by the other tenants or occupiers of the Building at all reasonable times during and after normal office hours on weekdays and Saturdays, after giving to the Tenant prior notice (but at anytime in any case which the Landlord or Management Corporation considers an emergency) to enter upon or gain access through the Demised Premises:

(a)

to inspect, cleanse, repair, remove, replace, alter or execute any works whatsoever to or in connection with the Conducting Media and ancillary apparatus, easements or services referred to in paragraph 1 of Schedule 2; or

(b)

to effect or carry out any maintenance, repairs, alterations or additions or other works which the Landlord or the Management Corporation may consider necessary or desirable to any part of the Building or to the water, electrical, air-conditioning and other facilities and services of the Building or to the Common Property or any fixtures, fittings or installations comprised in the Common Property; or

(c)	for the purpose of exercising any of the powers and authorities of the Landlord under this Tenancy Agreement; or

(d)	to comply with any obligation of repair, maintenance or renewal affecting the Demised Premises, the Building or the Common Property; or

(e)	to construct, alter, maintain, repair or fix anything or additional thing serving the Building or the adjoining premises or property of the Landlord, and running through or on the Demised Premises; or

(f)

in connection with the development of the remainder of the Building or any adjoining or neighbouring land or premises, including the right to build on or onto or in prolongation of any boundary wall of the Demised Premises;

without payment of compensation for any nuisance, annoyance, inconvenience or damage caused to the Tenant subject to the Landlord (or other person so entering) exercising such right in a reasonable manner.

2.

To furnish to the Landlord the names, addresses and contact telephone numbers of at least two (2) management staff (“Designated Employees”) who are in the employ of the Tenant and who would retain possession of the keys to the Demised Premises on a twenty-four (24) hour basis, to enable the Landlord to contact such Designated Employees at any time in case of emergency where the Landlord of the Management Corporation requires entry upon or access through the Demised Premises for any of the purposes mentioned in paragraph 1. Such Designated Employees shall forthwith on request of the

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

Landlord open up the Demised Premises to permit the Landlord or the Management Corporation and their agents and workmen entry upon or access through the Demised Premises for the above mentioned purposes. The Tenant shall ensure that if any of the Designated Employees will be away from Singapore or leaves the employ of the Tenant or will in any circumstances be out of reach, the Tenant shall furnish to the Landlord the name, address and contact telephone number of another employee of the Tenant who will fulfil the role of such Designated Employee. The Tenant shall immediately inform the Landlord of any change of telephone numbers and other particulars of each Designated Employee. In the event that after reasonable attempt, the Landlord is unable to contact the Designated Employees at the telephone numbers furnished to the Landlord, and in any case which the Landlord or the Management Corporation considers an emergency, the Tenant hereby authorises the Landlord to use all reasonable means necessary to force an entry into the Demised Premises, such forceful entry to be conducted under the supervision of the chief security officer or building manager employed for the Building, and the Tenant hereby agrees that the Landlord shall not be liable to the Tenant, nor shall the Tenant have any claim whatsoever against the Landlord in respect of any damage to the Demised Premises to the contents therein or any consequential loss arising from such forceful entry to the Demised Premises.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

Schedule 14

(referred to in Clause 3.9)

Yield up in repair at the end of the Term

The Tenant hereby covenants with the Landlord as follows:

At the expiration or earlier determination of the Term:

1.	To surrender to the Landlord all keys giving access to all parts of the Demised Premises irrespective of whether or not the same have been supplied by the Landlord.

2.

Quietly to yield up the Demised Premises in the Bare and Original Condition (fair wear and tear excepted) to the satisfaction of the Landlord (after removal of all additions and improvements made by the Tenant to the Demised Premises and all fixtures which may be fixed or fastened to or upon the Demised Premises by the Tenant), repaired, cleaned, decorated and kept in accordance with the Tenant’s covenants contained in this Tenancy Agreement.

3.

To remove from the Demised Premises all additions, improvements, fixtures and fittings installed by the Tenant and all notices, notice boards and signs bearing the name of or otherwise relating to the Tenant (including in this context any persons deriving title to the Demised Premises under the Tenant) or its business.

4.

Without prejudice to the generality of the provisions of paragraphs 2 and 3, to reinstate all air-conditioning installations, sprinkler systems and other electrical and electronic installations therein to their bare and original state as at the date the Tenant took possession of the Demised Premises to the satisfaction of the Landlord, such reinstatement to be carried out by a specialist contractor nominated by the Landlord and appointed by the Tenant, under the supervision of the Landlord’s architect, engineer or consultant and the Tenant shall pay for all fees of such architect, engineer or consultant. In all other cases, the removal and reinstatement works in respect of the Demised Premises shall be carried out to the satisfaction of the Landlord.

5.

To redecorate the Demised Premises to the satisfaction of the Landlord, with two coats of good quality emulsion paint and other appropriate treatment of all internal parts of the Demised Premises including the ceiling and floor in a good workmanlike manner using suitable and appropriate materials as the Landlord may reasonably and properly require.

6.

To make good to the satisfaction of the Landlord all damage to the Demised Premises and the Building resulting from the removal of the Tenant’s belongings, reinstatement or redecoration of the Demised Premises.

7.

Where clause 4.3.2 is applicable, quietly to yield up the Exclusive Use Common Areas in the Bare and Original Condition (fair wear and tear excepted) to the satisfaction of the Landlord (after removal of all additions and improvements made by the Tenant to the Exclusive Use Common Areas and all fixtures which may be fixed or fastened to or upon the Exclusive Use Common Areas by the Tenant), repaired, cleaned, decorated and kept in accordance with the Tenant’s covenants contained in this Tenancy Agreement.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

8.

If the Tenant fails to remove the fixtures and fittings, reinstate, redecorate or make good any damage to the Demised Premises and Exclusive Use Common Areas in accordance with the provisions of this Schedule 14, the Landlord may effect the same at the Tenant’s cost and expense Provided that the Landlord shall carry out such works within a reasonable period and all costs and expenses incurred by the Landlord together with the Rent and Service Charge which the Landlord shall be entitled to receive had the period within which such works effected by the Landlord been added to the Term, shall be paid by the Tenant within seven (7) days of demand from the Landlord, and in this connection, a certificate of the Landlord as to the amount of cost and expenses incurred shall be conclusive and binding on the Tenant.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

Schedule 15

(referred to in Clause 3.11)

Covenants affecting use of Demised Premises and Building

The Tenant hereby covenants with the Landlord as follows:

1.	Not to erect nor install in the Demised Premises any machinery which causes noise, fumes or vibration which can be heard, smelled or felt outside the Demised Premises.

2.	Not to store in the Demised Premises any petrol or other specially inflammable, explosive or combustible substance.

3.	Not to use the Demised Premises for any noxious, noisy or offensive trade or business nor for any illegal or immoral act or purpose.

4.	Not to hold any sales by auction on the Demised Premises.

5.	Not to hold in or on the Demised Premises any exhibition, public meeting or public entertainment.

6.	Not to permit any vocal or instrumental music in the Demised Premises so that it can be heard outside the Demised Premises.

7.	Not to permit livestock of any kind to be kept on the Demised Premises.

8.

Not to do in or upon the Demised Premises anything which may be or may become or cause a nuisance, annoyance, disturbance, inconvenience or damage to the Landlord or its other tenants of the Building or to the owners, tenants and occupiers of adjoining and neighbouring properties.

9.

Not to load, paint or make alterations or additions to or use the floors, walls, ceilings, claddings, curtain wall, its frame structure and its related parts including the fluorocarbon coating thereon or the structure of the Demised Premises in any manner which will cause strain, damage or interference with the structural parts, loadbearing framework, roof, foundations, joists, curtain wall and its related parts and external walls of the Demised Premises or in any manner which will render any related warranties granted in favour of the Landlord null and void and without prejudice to the generality of the foregoing, not to load or permit or suffer to be loaded on any part of the floors of the Building or the Demised Premises to a weight greater than 4.5 KN/m2 (or such other weight as may be prescribed by the Landlord as being applicable to the Demised Premises) and, when required by the Landlord, to distribute the load on any part of the floor of the Demised Premises in accordance with the directions and requirements of the Landlord and in the interpretation and application of the provisions of this paragraph 9, the decision of the surveyor, architect or engineer of the Landlord shall be final and binding on the Tenant.

10.

To obtain the prior written consent of the Landlord before bringing upon the Demised Premises any heavy machinery or other plant, equipment or goods with an imposed load in excess of 4.5 KN/m2 (or such other weight as may be prescribed by the Landlord as being applicable to the Demised Premises). The Landlord may direct the routing, installation and location of all such machinery, plant, equipment and goods and the Tenant shall comply with all such directions, and shall make good and indemnify the Landlord in respect of any damage to the Building caused by the bringing in of such machinery, plant, equipment or goods.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

11.	Not to overload the lifts, electrical installation or Conducting Media in the Demised Premises and/or the Building.

12.	Not to do or omit to do anything which interferes with or which imposes an additional loading on any ventilation, air-conditioning or other plant or machinery serving the Building.

13.

Not to do anything whereby any policy of insurance on including or in any way relating to the Demised Premises taken out by the Landlord or the Management Corporation may become void or voidable or whereby the rate of premium thereon or on the remainder of the Building may be increased, but to provide one or more efficient fire extinguishers of a type approved by the Landlord and to take such other precautions against fire as may be deemed necessary by the Landlord or its insurers.

14.	Not to allow any person to sleep in the Demised Premises nor to use the Demised Premises for residential purposes.

15.

Not without the prior written consent of the Landlord to permit the vendors of food or drink or the servants or agents of such vendors to bring to or onto the Demised Premises or any part thereof or onto the Building or any part thereof food or drink for consumption by the occupiers or others in the Demised Premises save and except in the case of the contractor who has been given the right by the Landlord to provide a food and drink service for the occupiers of the Building.

16.

To keep the Demised Premises and every part thereof clean and in the fullest possible hygienic condition and to keep all pipes, drains, basins, sinks and water-closets in the Demised Premises clean and unblocked. The Tenant shall not employ in or about the Demised Premises any cleaner other than the cleaning contractor approved by the Landlord to carry out the cleaning work for the Building and the Tenant shall not have any claim against the Landlord in respect of any act, omission or negligence of such cleaner in or about the performance or purported performance of his duties.

17.	To keep the Demised Premises free of pests, rodents, vermin and insects.

18.

To keep the windows of the Demised Premises closed at all times and not to erect or install any sign, device, furnishing, ornament or object which is visible from the street or from any other building and which, in the opinion of the Landlord, is incongruous or unsightly or may detract from the general appearance of the Building.

19.

To ensure that the decor and design of the exterior of the Demised Premises are in accordance with plans and specifications previously submitted to and approved by the Landlord, and not to make any changes to such external parts without the prior written consent of the Landlord.

20.	To ensure that all doors of the Demised Premises are safely and properly locked and secured when the Demised Premises are not occupied.

21.

Not to cover or obstruct or permit to be covered or obstructed in any manner or by any other article or thing (other than window blinds approved by the Landlord), the windows, sky-lights or ventilating shafts or air inlets or outlets which reflect or admit light or enable air to flow into or out of the Demised Premises or any part of the Building.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

22.

Not to throw, place or allow to fall or cause or permit to be thrown or placed in the lift shafts, water-closets or other conveniences in the Building any sweepings, rubbish, waste paper or other similar substances, and the Tenant shall on demand pay to the Landlord the costs of repairing any damage to such lift shafts, water-closets or other conveniences arising therefrom.

23.

Not to permit or cause to be permitted the placing or parking of bicycles, motor cycles or scooters, trolleys and other wheeled vehicles and/or the stocking or storage or littering of goods or things in the common parts of the Building, the corridors, passageways, pavements and the car-parking areas and to keep all such internal and external parts of the Building clear and free of all obstruction at all times.

24.

Not to place or take into the passenger lifts any baggage, furniture, parcels, sacks, bags, heavy articles or other goods or other merchandise save only such light articles as brief-cases, attache cases and handbags and to use only the service lift prescribed by the Landlord for the transportation of furniture, goods and other heavy equipment.

25.	Not to permit or allow food trays and tiffin carriers to be brought into or carried in any passenger lift and the Tenant shall ensure that such items are conveyed in the service lift only.

26.

Not to permit or allow the contractors, workmen or cleaners (with or without equipment and tools) engaged by the Tenant to use the passenger lifts of the Building and to ensure that they use only the service lift prescribed by the Landlord.

27.	Not to solicit business, display or distribute advertising material in the car parks or other common areas of the Building.

28.

Not to employ or otherwise engage any foreigner unless he or she holds a valid work permit or employment pass permitting him or her to work at the Demised Premises and without prejudice to the generality of Clause 3.14, not to use, permit or suffer the Demised Premises to be kept or used as a place or premises in which any person is employed in contravention of Section 57(1)(e) of the Immigration Act (Cap 133) or any statutory modification or re-enactment thereof for the time being in force and to indemnify the Landlord against all costs, claims, liabilities, fines or expenses whatsoever which may fall upon the Landlord by reason of any non-compliance thereof.

29.

To observe and perform or cause to be observed and performed the rules and regulations from time to time made by the Landlord or the Management Corporation in connection with the orderly and proper use of the lobbies, corridors, staircases, lifts, hoists, lavatories and other parts in common use in the Building and access ways and service areas to the Building and also in connection with the security of the Building.

30.	Maintenance and cleaning of toilets and common areas

(only applicable to full wing Tenant)

Notwithstanding Clause 4.3.1 (iii), in the event that the Demised Premises consists of one (1) whole wing of the floor, the Tenant shall be responsible at its own costs and expenses for the maintenance and cleaning of the toilets and common areas (including but not limited to the pantry areas) serving the Demised Premises exclusively.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

Schedule 16

Provisions of Renewal

1.

The Landlord shall at the written request of the Tenant between six (6) to nine (9) months before the expiration of the Term and if there shall not at the time of such request be any existing breach or non-observance of any of the covenants on the part of the Tenant herein contained and at the Tenant’s expense grant to the Tenant a further term (“Renewed Term”) of the Demised Premises.

2.

The Renewed Term shall be for a term specified in paragraph 12 of Appendix A and upon the same terms and conditions as are contained in this Agreement save that this option to renew clause shall be excluded and at a revised rent to be mutually agreed provided that :-

(i)

the Tenant shall have strictly and faithfully performed and observed all and singular the several stipulations contained in this Agreement during the Term and there is no existing breach of this Agreement as at the time of the Lessee’s notice of renewal; and

(ii)

the Tenant gives the Landlord notice in writing made not less than six (6) months prior to the expiry of the said Term (“the Renewal Notice”) of the Tenant’s intent to exercise this Option to Renew and signs and delivers the lease agreement for the Renewed Term to the Landlord not less than six (6) months prior to the expiry of the said Term.

3.

Provided Always that within two (2) weeks of the receipt of the Landlord’s proposal for the revised rent and the proposed covenants and provisions, the Tenant shall in writing inform the Landlord whether the revised rent, covenants and provisions is or are acceptable or otherwise.

4.

In the event that the revised rent or the proposed covenants and provisions is or are not acceptable to the Tenant or if the Tenant fails to give any written unconditional acceptance to the Landlord within the aforesaid two week period, then it shall be deemed that the Tenant is no longer interested in renewing the tenancy and the Landlord shall be free to terminate all negotiations with the Tenant for the renewal of the tenancy.

5.

If the Landlord’s proposal for the revised rent, covenants and provisions has been accepted by the Tenant within the aforesaid two week period, the Tenant shall sign the new tenancy within two weeks of receipt of the new tenancy documents.

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

Annexure A

Plan of Demised Premises

Tenant: M/s Aslan Pharmaceuticals Pte Ltd

IN WITNESS WHEREOF the parties have entered into this Tenancy Agreement the day and year first above written.

Landlord SIGNED BY for and on behalf of UNITED ENGINEERS LIMITED in the presence of:

/s/ Goh Yiow Kuang
Name: Mr Goh Yiow Kuang Designation: General Manager

/s/ Quek Jing Yi
Name of Witness: Ms Quek Jing Yi Designation: Head, Corporate Leasing

Tenant SIGNED BY for and on behalf of ASLAN PHARMACEUTICALS PTE LTD in the presence of:

/s/ Carl Firth
Name: Carl Firth CEO Designation: ASLAN Pharmaceuticals Tenant’s company stamp:
/s/ Nishi Singh
Name of Witness: Nishi Singh NRIC No: Occupation: Legal Manager

Tenant: M/s Aslan Pharmaceuticals Pte Ltd